UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

RUSSELL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01, of Russell Corporation.

(2)	Aggregate number of securities to which transaction applies:

33,253,210 shares of Russell Corporation common stock (as of April 28, 2006).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $64,375.43 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to
$107.00 per million of the aggregate merger consideration of $601,639,556.77. The aggregate merger consideration is calculated as the sum of (i) the product of 33,253,210 shares of Russell
Corporation common stock and the merger consideration of $18.00 per share in cash and (ii) the product of the 1,137,187 options to purchase shares of Russell Corporation that have an exercise price of less than $18.00 per share and $2.71, which is the difference between the merger consideration of $18.00 per share and the weighted average exercise price per share of $15.29.

(4)	Proposed maximum aggregate value of transaction:

$601,639,556.77

(5)	Total fee paid:

$64,375.43

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 19, 2006

Dear Russell Corporation Stockholder:

You are cordially invited to attend a special meeting of stockholders of Russell Corporation to be held on August 1, 2006, at 9:00 a.m., local time, at Crowne Plaza Atlanta Perimeter NW Hotel, 6345 Powers Ferry Road NW, Atlanta, Georgia 30339.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 17, 2006, by and among Berkshire Hathaway Inc., F Subsidiary, Inc., an indirect wholly owned subsidiary of Berkshire Hathaway Inc., and Russell Corporation. Pursuant to the merger agreement, F Subsidiary, Inc. will merge with and into Russell Corporation and Russell Corporation will become an indirect wholly owned subsidiary of Berkshire Hathaway Inc.

If the merger is completed, Russell Corporation stockholders will receive $18.00 in cash, without interest and less any applicable withholding tax, for each share of Russell Corporation common stock owned by them as of the date of the merger.

After careful consideration, our board of directors determined that the merger agreement and the merger are in the best interests of Russell Corporation and its stockholders. Our board of directors has adopted the merger agreement. Our board of directors recommends that you vote “FOR” the approval of the merger agreement at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is very important, regardless of the number of shares you own. The merger must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the merger agreement. Only stockholders who owned shares of Russell Corporation common stock at the close of business on June 12, 2006, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. I look forward to seeing you at the special meeting.

Sincerely,

John F. Ward

Chairman and Chief Executive Officer

RUSSELL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:	9:00 a.m., local time, August 1, 2006

Place:	Crowne Plaza Atlanta Perimeter NW Hotel, 6345 Powers Ferry Road NW

Atlanta, Georgia 30339

Items of Business:

1.	Consider and vote upon the approval of the Agreement and Plan of Merger, dated as of April 17, 2006, by and among Berkshire Hathaway Inc., a Delaware corporation, F Subsidiary, Inc., a Delaware corporation and indirect wholly owned subsidiary of Berkshire Hathaway Inc., and Russell Corporation, a Delaware corporation, as more fully described in the enclosed proxy statement; and

2.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Who May Vote:	You can vote if you were a stockholder of record as of the close of business on June 12, 2006. Your vote is important. The affirmative vote of the holders of a majority of Russell Corporation’s outstanding common stock entitled to vote at the special meeting is required to approve the merger agreement.

Proxy Voting:	All stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and in favor of adjournment or postponement of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card, do not vote via the Internet or by telephone, and do not attend the meeting and vote in person, your shares will effectively be counted as a vote against approval of the merger agreement and will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Recommendation:	The board of directors recommends that you vote “FOR” the approval of the merger agreement at the special meeting.

Appraisal Rights:	Russell Corporation’s stockholders who do not vote in favor of approval of the merger agreement and who perfect their appraisal rights by complying with all the required procedures under Delaware law will have the right to seek payment for the fair value of their shares if the merger is completed. See “The Merger—Appraisal Rights” beginning on page 34 and Annex C to the accompanying proxy statement.

By Order of the Board of Directors, Floyd G. Hoffman, Senior Vice President, Corporate Development, General Counsel & Secretary, June 19, 2006.

i

Annexes
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Section 262 of the General Corporation Law of the State of Delaware

This proxy statement is dated June 19, 2006 and is being mailed to stockholders of Russell Corporation on or about June 21, 2006

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Russell Corporation stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Russell Corporation. In addition, we refer to Russell Corporation as “Russell Corporation” and to Berkshire Hathaway Inc. as “Berkshire Hathaway”.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments, postponements or continuations of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve a merger agreement that provides for the acquisition of Russell Corporation by Berkshire Hathaway. The proposed acquisition would be accomplished through a merger of F Subsidiary, Inc., an indirect wholly owned subsidiary of Berkshire Hathaway (which we refer to as “merger sub”), with and into Russell Corporation. As a result of the merger, Russell Corporation will become an indirect wholly-owned subsidiary of Berkshire Hathaway, and Russell Corporation common stock will cease to be listed on the New York Stock Exchange and will not be publicly traded.

Q:	What will I receive in the merger?

A:	As a result of the merger, our stockholders will receive $18.00 in cash, without interest and less any applicable withholding tax, for each share of Russell Corporation common stock they own as of the date of the merger. For example, if you own 100 shares of Russell Corporation common stock, you will receive $1,800 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Q:	When will I receive the merger consideration?

A:	Although we cannot predict the exact time of the merger’s completion, we expect to complete the merger in the third quarter of 2006. The merger is subject to receipt of stockholder and regulatory approvals and other conditions. Following the closing of the merger, you will receive instructions on how to receive your cash payment in exchange for your Russell Corporation stock.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders. Please do not send your stock certificates with your proxy card.

Q:	How does Russell Corporation’s board recommend that I vote?

A:	At a meeting held on April 17, 2006, Russell Corporation’s board of directors adopted the merger agreement and determined that the merger agreement and the merger are in the best interests of Russell Corporation and its stockholders. John F. Ward, Russell Corporation’s Chairman and Chief Executive Officer, voted against the transaction and was the sole dissenting member of the board of directors.

Q:	Do any of Russell Corporation’s directors or officers have interests in the merger that may differ from those of Russell Corporation’s stockholders?

A:

Yes. Following the merger, Russell Corporation’s officers will remain employees of Russell Corporation, which will become an indirect subsidiary of Berkshire Hathaway. In addition, the options held by our officers and directors will be cancelled in exchange for an amount equal to the excess, if any, of the merger consideration over the exercise price, and equity based grants held by our officers will be accelerated and cashed out for the merger consideration. Our officers will also receive pro rata bonuses upon the completion of the merger and severance benefits in the case of certain terminations of employment following the merger, in each case pursuant to the terms of the applicable Russell Corporation benefit plans and their individual employment agreements. Russell Corporation’s directors and officers will also be indemnified by Berkshire Hathaway and covered by Russell Corporation’s existing directors’ and officers’ insurance policy (or similar substitute policy purchased by Berkshire Hathaway) for a period of 6 years following the merger. See “The Merger—Interests of Russell Corporation’s Executive Officers and Directors in the Merger” beginning on page 32.

Q:	What factors did the Russell Corporation board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $18.00 per share cash consideration to be received by holders of our common stock in the merger not only in relation to the then current market price of our common stock but also in relation to the current value of Russell Corporation and our board of directors’ estimate of the future value of Russell Corporation as an independent entity, the effects on employees, customers, suppliers, and other constituencies and the communities in which we operate, the timing of the proposed merger, the business, competitive position, strategy and prospects of Russell Corporation, the written opinion of our financial advisor to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the $18.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders, and the terms and conditions of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior offer.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. As of June 12, 2006, the record date for determining who is entitled to vote at the special meeting, there were 33,278,205 shares of Russell Corporation common stock issued and outstanding.

Q:	Where and when is the special meeting of stockholders?

A:	The Russell Corporation special meeting will be held on August 1, 2006 at 9:00 a.m., local time, at Crowne Plaza Atlanta Perimeter NW Hotel, 6345 Powers Ferry Road NW, Atlanta, Georgia 30339.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on June 12, 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at https://www.proxyvotenow.com/rml or telephonically by calling 1-866-825-8309, or for holders outside of the U.S. or Canada, by calling 1-215-521-1349. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Standard Time on July 31, 2006. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the merger agreement.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

•	First, you can deliver to the Secretary of Russell Corporation a written notice bearing a date later than the proxy you delivered to Russell Corporation stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Standard Time on July 31, 2006.

•	Second, you can complete, execute and deliver to the Secretary of Russell Corporation a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on July 31, 2006.

•	Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Russell Corporation at 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia, 30339, Attention: Secretary, or hand-delivered to our Secretary, at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” approval of the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Russell Corporation common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you transfer your shares of Russell Corporation common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Russell Corporation’s common stock converted into cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 39.

Q:	What will the holders of Russell Corporation stock options and other equity-based grants receive in the merger?

A:	After stockholder approval of the merger agreement and immediately prior to the effective time of the merger, all options to purchase shares of Russell Corporation common stock will be cancelled by Russell Corporation. In consideration for such cancellation, the holder of each option will be entitled to receive a cash payment from Russell Corporation in an amount equal to the excess, if any, of the per share merger consideration ($18.00) and the exercise price of such option, less any applicable withholding taxes. In addition, all equity-based grants shall be cancelled by Russell Corporation in exchange for the entitlement to receive a cash payment from Russell Corporation in respect of such cancellation in an amount equal to per share merger consideration ($18.00), less any applicable withholding taxes. See “The Merger—Effects on Equity-Based Grants Outstanding Under Russell Corporation’s Stock Plans” beginning on page 38.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	In addition to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, the merger is subject to the approval of certain foreign regulatory agencies under applicable antitrust and competition laws. See “The Merger—Regulatory Matters” beginning on page 40.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the third quarter of calendar 2006. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals.

Q:	What rights do I have if I oppose the merger?

A:	Russell Corporation’s stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must comply with all of the required procedures under Delaware law. See “The Merger—Appraisal Rights” beginning on page 35.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $18.00 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Russell Corporation
Attn: Roger Holliday, Vice President Investor Relations
3330 Cumberland Blvd, Suite 800
Atlanta, Georgia 30339
Telephone: (678) 742-8181

or

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Banks and Brokers Please Call: (212) 750-5833

Stockholders Please Call: (888) 750-5834

Neither the Securities and Exchange Commission, or the SEC, nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 53. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, the legal document that governs the merger.

The Companies (page 19)

Russell Corporation

3330 Cumberland Blvd, Suite 800

Atlanta, Georgia, 30339

Telephone: (678) 742-8000

Established as an Alabama corporation in 1902 and reorganized as a Delaware corporation in 2005, Russell Corporation is a leading authentic athletic and sporting goods company with over a century of success. Headquartered in Atlanta, Georgia, Russell Corporation sells athletic uniforms, apparel, athletic footwear, sporting goods, athletic equipment, and accessories for a wide variety of sports, outdoor and fitness activities under well-known brands such as Russell Athletic®, JERZEES®, Spalding®, and Brooks®. Other brands include American Athletic®, Huffy Sports®, Mossy Oak®, Cross Creek®, Moving Comfort®, Bike®, Dudley®, Discus®, and Sherrin®.

Berkshire Hathaway Inc.

1440 Kiewit Plaza

Omaha, Nebraska 68131

Telephone: (402) 346-1400

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO, one of the four largest auto insurers in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group. Berkshire Hathaway is domiciled in the state of Delaware, and its corporate headquarters are located in Omaha, Nebraska.

F Subsidiary, Inc.

1440 Kiewit Plaza

Omaha, Nebraska 68131

Telephone: (402) 346-1400

Incorporated on April 7, 2006, F Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Berkshire Hathaway, was organized solely for the purpose of entering into the merger agreement with Russell Corporation and completing the merger. F Subsidiary, Inc. has not conducted any business operations.

Merger Consideration (page 38)

If the merger is completed, you will receive $18.00 in cash, without interest and less any applicable withholding tax, in exchange for each share of Russell Corporation common stock that you own and for which you have not properly exercised appraisal rights.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Russell Corporation stockholder and will have no rights as a Berkshire Hathaway stockholder as a result of the merger. Russell Corporation’s stockholders will receive the merger consideration after exchanging their Russell Corporation certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after closing of the merger.

Effects on Equity-Based Grants Outstanding Under Russell Corporation’s Stock Plans (page 38)

Upon stockholder approval of the merger agreement, the vesting of stock options outstanding as of the date of the merger agreement will automatically accelerate so that each such stock option will become fully exercisable. Immediately prior to the effective time of the merger, each option that is unexpired, unexercised and outstanding, whether vested or unvested, will be cashed out by Russell Corporation for an amount equal to the number of shares of Russell Corporation common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of the merger consideration amount ($18.00) over the per share exercise price of such option, less any applicable withholding tax. In addition, all equity-based grants shall be cancelled by Russell Corporation in exchange for the entitlement to receive a cash payment from Russell Corporation in respect of such cancellation in an amount equal to the per share merger consideration ($18.00), less any applicable withholding taxes.

Market Prices and Dividend Data (page 15)

Our common stock is quoted on The New York Stock Exchange under the symbol “RML.” On April 17, 2006, the last full trading day before the public announcement of the merger, the closing price for our common stock was $13.30 per share and on June 16, 2006, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $18.04 per share.

Material United States Federal Income Tax Consequences of the Merger (page 39)

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger and Recommendation of the Russell Corporation Board of Directors (page 24)

Our board of directors recommends that you vote “FOR” approval of the merger agreement. At a special meeting of our board of directors on April 17, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are advisable and in the best interests of Russell Corporation and its stockholders and adopted the merger agreement. John F. Ward, Russell Corporation’s Chairman and Chief Executive Officer, voted against the transaction and was the sole dissenting member of the board of directors. In the course of reaching its decision, over a period of several months, our board of directors consulted with certain members of our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following (see “The Merger—Background to the Merger” beginning on page 21):

•	the business, competitive position, strategy and prospects of Russell Corporation, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic and market conditions;

•	the timing of the merger and the risk that if we do not accept Berkshire Hathaway’s offer now, we may not have another opportunity to do so;

•	the $18.00 per share in cash to be paid as merger consideration in relation to the current market price of Russell Corporation shares and also in relation to the current value of Russell Corporation and our board of directors’ estimate of the future value of Russell Corporation as an independent entity and, specifically, the fact that the $18.00 per share in cash to be paid as merger consideration represents approximately a 35.3% premium to our stock price on April 17, 2006;

•	the financial analyses presented by representatives of Goldman, Sachs & Co., referred to as Goldman Sachs, and the opinion of Goldman Sachs to the effect that, as of April 17, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the $18.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•	the fact that the consideration to be received by Russell Corporation’s stockholders would be paid in cash, which provides certainty and immediate value to them;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger, including continuing to operate our business as a stand-alone entity, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Russell Corporation or to create greater value for our stockholders than the merger. In making such assessment, our board of directors took into account Russell Corporation’s ability to achieve the updated base case projection rather than the upside case projection, and the risks of execution of any possible alternatives, as well as business, competitive, industry and market risks;

•	our financial condition and prospects in light of the fact that we missed our earnings projections in 2005 and the likelihood that our 2006 first quarter operating performance would not meet our 2006 first quarter operating budget;

•	the effects of the merger on employees, customers, suppliers and other constituencies of Russell Corporation and its subsidiaries and on the communities in which we operate or are located;

•	the environment and trends in the apparel industry, including industry consolidation and pricing trends;

•	the fact that under the terms of the merger agreement, we can furnish information to and negotiate with a third party in response to an unsolicited bona fide acquisition proposal reasonably expected to lead to a superior offer and accept a superior offer should one be made; and

•	the speed and likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Berkshire Hathaway, and the limited due diligence and conditions to Berkshire Hathaway’s obligation to complete the merger.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forego any future increase in our value that might result from any future earnings growth as an independent company;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to Berkshire Hathaway’s obligation to complete the merger and the right of Berkshire Hathaway to terminate the merger agreement in certain circumstances;

•	the risk that the merger might not receive necessary regulatory approvals and clearances necessary to complete the merger;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Berkshire Hathaway a termination fee of $22 million if the merger agreement is terminated under certain circumstances;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the dissent by Mr. Ward;

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Russell Corporation generally, as described in “The Merger—Interests of Russell Corporation’s Executive Officers and Directors in the Merger”; and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, any of which may delay or prevent us from pursuing business opportunities that may arise or delay or preclude us from taking actions that would be advisable if we were to remain an independent public company.

In considering Mr. Ward’s dissent, our board of directors weighed Russell Corporation’s financial projections against the likelihood of meeting such projections, the individual discussions with Russell Corporation’s chief financial officer and general counsel as to the updated base case projection and the upside case projection as well as the fact we missed our earnings projections for 2005. Furthermore, our board was advised by the chief financial officer that based on preliminary results, it was likely that Russell Corporation’s 2006 first quarter operating performance would not meet the 2006 first quarter operating budget. Our board of directors thus concluded that the base financial plan, the updated base case projection and the upside case projection were subject to significant execution risk and based on our prior performance, unlikely to be achieved.

Our board of directors did not assign any particular weight or rank to any of the potentially positive or negative factors or risks discussed in this section including the reasons for Mr. Ward’s dissent. Our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of Our Financial Advisor (page 26)

On April 17, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated April 17, 2006, to the board of directors of Russell Corporation that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $18.00 per share in cash to be received by the holders of the outstanding shares of Russell Corporation’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 17, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Russell Corporation in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Russell Corporation’s common stock should vote with respect to the merger. Pursuant to an engagement letter dated January 5, 2006, between Russell Corporation and Goldman Sachs, Goldman Sachs is entitled to receive a transaction fee of approximately $10 million, the principal portion of which is contingent upon consummation of the merger. Goldman Sachs may also receive, in the sole and absolute discretion of Russell Corporation, an additional fee of up to $2 million.

The Special Meeting of Russell Corporation’s Stockholders (page 16)

Date, Time and Place. A special meeting of our stockholders will be held on August 1, 2006, at Crowne Plaza Atlanta Perimeter NW Hotel, 6345 Powers Ferry Road, NW, Atlanta, Georgia 30339, at 9:00 a.m., local time, to:

•	consider and vote upon the approval of the merger agreement; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 12, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 33,278,205 shares of our common stock entitled to be voted at the special meeting.

Required Vote. The approval of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Interests of Russell Corporation’s Executive Officers and Directors in the Merger (page 32)

When considering the recommendation of Russell Corporation’s board of directors, you should be aware that the members of Russell Corporation’s board of directors and Russell Corporation’s executive officers have interests in the merger other than their interests as Russell Corporation stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as Russell Corporation stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

•	Following the effective time of the merger, each of our executive officers will remain an employee of Russell Corporation, which will become an indirect subsidiary of Berkshire Hathaway. Each executive officer initially will receive the same annual base salary, benefits and target bonus opportunities as he was receiving from us prior to the merger.

•	Immediately prior to the effective time of the merger, all outstanding stock options to purchase our common stock, including stock options held by our executive officers and directors, will be cancelled in exchange for cash in the amount, if any, that the merger consideration exceeds the exercise price of such option multiplied by the number of shares of our common stock that are subject to such option.

•	At the time of the merger, all restrictions on restricted shares and other equity-based grants, including all restricted shares and other equity-based grants held by our executive officers, will lapse and such shares will be cancelled in exchange for the merger consideration, less any applicable withholding taxes.

•	Our executive officers will become fully vested in and will be paid all benefits previously accrued under Russell Corporation’s Supplemental Executive Retirement Plan as a result of the merger. In addition, should certain of our executive officers be terminated by the surviving corporation within a certain period of time following the merger, they will be entitled to receive change of control severance payments.

•	Pursuant to the terms and conditions of our Executive Incentive Plan, each participant in the Executive Incentive Plan will receive a cash payment at the time of the completion of the merger equal to a pro-rated portion of such executive’s targeted annual bonus for 2006.

•	Under the terms and conditions of grants made pursuant to Russell Corporation’s Executive Incentive Plan, each performance share outstanding at the time of the merger, including those held by executive officers, will be cancelled at the completion of the merger in exchange for a cash payment equal to the merger consideration.

•	The terms of the merger agreement require Berkshire Hathaway to indemnify our current executive officers and directors and provide directors’ and officers’ liability insurance for six years after the completion of the merger.

Conditions to the Closing of the Merger (page 46)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Berkshire Hathaway and Russell Corporation are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the merger agreement is approved by our stockholders at the special meeting;

•	no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any governmental entity or court which prohibits the consummation of the merger; and

•	the waiting period required under the HSR Act shall have terminated or expired and no other governmental antitrust or competition approval in connection with the consummation of the merger which are required or deemed necessary by Berkshire Hathaway in its good faith reasonable judgment remains outstanding.

Berkshire Hathaway will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a material adverse effect on Russell Corporation;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement prior to the closing of the merger; and

•	we have delivered to Berkshire Hathaway a certificate signed by our Chief Executive Officer and Chief Financial Officer certifying to the effect that the conditions set forth above have been satisfied.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Berkshire Hathaway’s and merger sub’s representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a material adverse effect on Berkshire Hathaway;

•	each of Berkshire Hathaway and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the closing date of the merger; and

•	Berkshire Hathaway has delivered to us a certificate signed by its Chief Executive Officer and Chief Financial Officer certifying to the effect that the conditions set forth above have been satisfied.

Limitation on Considering Other Acquisition Proposals (page 44)

We have agreed that Russell Corporation and its subsidiaries will not, nor will we authorize any of our or our subsidiaries’ directors, officers or employees, investment bankers, attorneys, consultants or agents to, and we will instruct our and our subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third party relating to an acquisition proposal;

•	afford access to the properties, books or records of Russell Corporation or any of its subsidiaries to any person that has made, or to Russell Corporation’s knowledge, is considering making, any acquisition proposal;

•	enter into any letter of intent or agreement in principle or any agreement or understanding providing for any acquisition proposal (except certain confidentiality agreements); or

•	propose publicly or agree to any of the foregoing relating to an acquisition proposal.

Our board of directors may nevertheless, in response to an unsolicited bona fide acquisition proposal that it determines, in its good faith judgment, to be reasonably expected to lead to a superior proposal (taking into account any revisions to the terms of the merger or the merger agreement proposed by Berkshire Hathaway) that is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points:

•	enter into discussions or negotiations with the person making the acquisition proposal; and

•	furnish to the person making the acquisition proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement.

Subject to the satisfaction of certain conditions, our board may withdraw or modify its recommendation to our stockholders for approval of the merger agreement. In the event that our board withdraws or modifies its recommendation in a manner adverse to Berkshire Hathaway and the merger agreement is terminated, we may be required to pay a termination fee of $22 million to Berkshire Hathaway.

Termination of the Merger Agreement (page 47)

Berkshire Hathaway and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Berkshire Hathaway or us, if the merger has not been completed by September 30, 2006, with such date to be extended to October 31, 2006, if certain required regulatory approvals are not received (the later of such dates, the “drop-dead date”);

•	by either Berkshire Hathaway or us, if any permanent governmental restraint prohibiting the merger or Berkshire Hathaway’s right to hold or exercise ownership of Russell Corporation’s common stock is in effect and has become final and nonappealable;

•	by either Berkshire Hathaway or us, if our stockholders do not approve the merger agreement at the special meeting;

•	by us if, prior to the receipt of our stockholder approval, our board of directors authorizes us to accept a definitive agreement providing for a superior proposal, and we pay to Berkshire Hathaway a termination fee of $22 million;

•	by Berkshire Hathaway if, prior to the receipt of our stockholder approval, our board of directors:

•	withdraws, modifies or qualifies its recommendation in a manner adverse to Berkshire Hathaway;

•	shall have recommended another acquisition proposal; or

•	fails to call or hold the special meeting as required by the merger agreement;

•	by us if, (i) Berkshire Hathaway or merger sub has breached any of their representations, warranties, covenants or agreements set forth in the merger agreement or (ii) any of their representations or warranties become untrue such that, in the case of either (i) or (ii), the condition relating to Berkshire Hathaway’s and merger sub’s representations and warranties is not fulfilled and, in the case of (i), provided that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof is received by Berkshire Hathaway; or

•	by Berkshire Hathaway if, (i) we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement or (ii) any of our representations or warranties become untrue such that, in the case of either (i) or (ii), the condition relating to our representations and warranties is not fulfilled and, in the case of (i), provided that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof is received by us.

Termination Fees and Expenses (page 47)

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay Berkshire Hathaway a termination fee of $22 million if:

•	We terminate the merger agreement as a result of our board of directors authorizing us to accept a definitive agreement providing for a superior proposal; or

•	Berkshire Hathaway terminates the merger agreement after our board of directors:

•	withdraws, modifies or qualifies its recommendation to our stockholders in favor of the approval of the merger agreement in a manner adverse to Berkshire Hathaway;

•	shall have recommended another acquisition proposal; or

•	fails to call or hold the special meeting as required by the merger agreement and within 1 year of such termination we consummate an acquisition that is the subject of an acquisition proposal; or

•	Berkshire Hathaway terminates the merger agreement after an acquisition proposal shall have been made known to us or shall have been made directly to our stockholders generally or any person shall have publicly announced an intention to make an acquisition proposal, and thereafter (i) the merger is not consummated by the drop-dead date or (ii) our stockholders do not approve the merger agreement at the special meeting, and, in the case of either (i) or (ii), such proposed acquisition is consummated within 1 year of such termination.

Regulatory Matters (page 40)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. The waiting period under the HSR Act expired on May 30, 2006. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. We have filed or will file the appropriate notifications in each such jurisdiction and are pursuing the approval of the transaction.

Appraisal Rights (page 35)

Under Delaware law, you are entitled to appraisal rights in connection with the merger. If you do not vote in favor of adoption of the merger agreement and approval of the merger and instead perfect your appraisal rights under Delaware law, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the merger. This value could be more than, less than, or the same as the merger consideration for our common stock.

In order to preserve your appraisal rights, you must take all the steps provided under Delaware law within the appropriate time periods. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

IF YOU VOTE FOR THE MERGER, YOU WILL WAIVE YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger may not be consummated in a timely manner if at all,

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Berkshire Hathaway a termination fee of $22 million,

•	risks regarding a loss of or substantial decrease in purchases by our major customers,

•	risks related to diverting management’s attention from ongoing business operations,

•	risks regarding employee retention, and

•	other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICES AND DIVIDEND DATA

Our common stock is included on the New York Stock Exchange under the symbol “RML”. This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our common stock as reported on the New York Stock Exchange.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year 2006 (through June 16, 2006)
High	$16.28	$18.47	N/A	N/A
Low	$13.25	$13.30	N/A	N/A

Fiscal Year 2005
High	$19.50	$21.65	$21.84	$16.48
Low	$16.15	$17.17	$12.94	$12.31

Fiscal Year 2004
High	$18.83	$19.23	$19.20	$19.78
Low	$17.13	$15.60	$16.42	$16.22

The following table sets forth the closing price per share of our common stock, as reported on the New York Stock Exchange on April 17, 2006, the last full trading day before the public announcement of the merger, and on June 16, 2006, the latest practicable trading day before the printing of this proxy statement:

Common Stock Closing Price
April 17, 2006	$13.30
June 16, 2006	$18.04

Following the merger there will be no further market for our common stock and our stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act.

To date during fiscal year 2006, and during fiscal years 2005 and 2004, Russell Corporation paid a quarterly cash dividend on its common stock of $0.04 per share. On April 17, 2006, our board of directors declared a quarterly cash dividend on our common stock of $0.04 for each share, payable May 24, 2006, to stockholders of record at the close of business on May 10, 2006.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Russell Corporation for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at the Crowne Plaza Atlanta Perimeter NW Hotel, 6345 Powers Ferry Road NW, Atlanta, Georgia 30339, at 9:00 a.m., local time, on August 1, 2006.

Purpose of the Special Meeting

At the special meeting, we will ask the stockholders of our common stock to approve the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on June 12, 2006, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, 33,278,205 shares of our common stock were issued and outstanding and held by approximately 2,236 holders of record. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of our common stock entitled to vote at the special meeting. Approval of the merger agreement is a condition to the closing of the merger. If a Russell Corporation stockholder abstains from voting or does not vote, either in person or represented by proxy, it will count as a vote against the approval of the merger agreement. Each “broker non-vote” will also count as a vote against the approval of the merger agreement.

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at https://www.proxyvotenow.com/rml or by telephone by calling 1-866-825-8309, or for holders outside of the U.S. or Canada, by calling 1-215-521-1349. Authorizations for voting submitted via the Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on July 31, 2006. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via the Internet or telephone through your broker or bank, if possible, or attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” approval of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

First, you can deliver to the Secretary of Russell Corporation a written notice bearing a date later than the proxy stating that you would like to revoke your proxy, provided the notice is received by 11:59 p.m. Eastern Standard Time on July 31, 2006.

Second, you can complete, execute and deliver to the Secretary of Russell Corporation a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on July 31, 2006.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Russell Corporation, 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia 30339, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors’ Recommendations

After careful consideration, our board of directors has adopted the merger agreement and determined that the merger agreement and the merger are in the best interests of Russell Corporation and its stockholders. Our board of directors recommends that Russell Corporation stockholders vote “FOR” the proposal to approve the merger agreement.

Abstentions and Broker Non-Votes

Stockholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to approve the merger agreement because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of our common stock.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Russell Corporation. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $50,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Senior Vice President, Corporate Development, General Counsel & Secretary, Floyd G. Hoffman, Russell Corporation, 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia 30339, (678) 742-8000.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Russell Corporation stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia 30339.

THE COMPANIES

Russell Corporation

Established as an Alabama corporation in 1902 and reorganized as a Delaware corporation in 2005, Russell Corporation is a leading authentic athletic and sporting goods company with over a century of success. Russell Corporation sells athletic uniforms, apparel, athletic footwear, sporting goods, athletic equipment, and accessories for a wide variety of sports, outdoor and fitness activities under well-known brands such as Russell Athletic®, JERZEES®, Spalding®, and Brooks®. Other brands include American Athletic®, Huffy Sports®, Mossy Oak®, Cross Creek®, Moving Comfort®, Bike®, Dudley®, Discus®, and Sherrin®.

Our principal executive offices are located at 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia 30339. Our telephone number is (678) 742-8000. Our website is located at http://www.russellcorp.com. Additional information regarding Russell Corporation is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 54.

Berkshire Hathaway Inc.

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO, one of the four largest auto insurers in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group.

Numerous business activities are conducted through non-insurance subsidiaries. Included in the non-insurance subsidiaries are several large manufacturing businesses. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others.

FlightSafety International provides training of aircraft and ship operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry. Berkshire Hathaway’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT).

In addition, Berkshire Hathaway’s other non-insurance business activities include: Buffalo News, a publisher of a daily and Sunday newspaper; Business Wire, a leading global distributor of corporate news, multimedia and regulatory filings, See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products, the principal products are sold under the Kirby and Campbell Hausfeld brand names; Albecca, a designer, manufacturer, and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,000 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; and Forest River, a leading manufacturer of leisure vehicles in the U.S.

Operating decisions for the various Berkshire Hathaway businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.

Berkshire Hathaway is domiciled in the state of Delaware and its principal executive offices are located at 1440 Kiewit Plaza, Omaha, NE 68131. Its telephone number is (402) 346-1400. Berkshire Hathaway’s website is located at http://www.berkshirehathaway.com. Additional information regarding Berkshire Hathaway is contained in Berkshire Hathaway’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 54.

F Subsidiary, Inc.

F Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Berkshire Hathaway, was organized solely for the purpose of entering into the merger agreement with Russell Corporation and completing the merger. F Subsidiary, Inc. was incorporated on April 7, 2006 and has not conducted any business operations. Its principal executive offices are located at 1440 Kiewit Plaza, Omaha, NE 68131. Its telephone number is (402) 346-1400.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

Our board of directors has periodically discussed and reviewed our business, strategic direction, performance and prospects. Our board has also periodically reviewed and discussed with senior management various potential strategic alternatives and opportunities with a view towards enhancing stockholder value.

In September 2005, John F. Ward, Russell Corporation’s Chairman and Chief Executive Officer, was contacted by John B. Holland, President and CEO of Fruit of the Loom, Inc., a wholly owned subsidiary of Berkshire Hathaway, regarding Berkshire Hathaway’s potential interest in pursuing a strategic transaction with us. During the several months that followed that contact, no specific discussions between us and Berkshire Hathaway ensued. In addition, during the fall of 2005, we received additional calls from third parties regarding our interest in pursuing strategic transactions. Upon consultation with our board of directors, we did not pursue any such inquires.

On December 7, 2005, our board of directors held a regularly scheduled meeting by telephone which included, among the matters considered by the board, a review of our current defensive profile, including the terms of our Rights Plan, dated September 15, 1999. At the meeting, representatives of Goldman, Sachs & Co., referred to as Goldman Sachs, made a presentation to the board regarding their view of our current defensive profile. After that presentation, a discussion ensued among the directors and the board of directors then determined that Russell Corporation should engage an investment bank to assist it in evaluating potential strategic options.

In early January 2006, pursuant to authorization from the board of directors, we formally engaged Goldman Sachs to act as financial advisor to Russell Corporation in connection with Russell Corporation’s exploration of strategic alternatives, including a potential sale of Russell Corporation to a third party.

On January 18, 2006, the board of directors held a telephonic meeting during which members of management presented to the board a proposed restructuring plan for Russell Corporation. The meeting was also attended by representatives of Goldman Sachs who discussed with the board their view that the adoption of the restructuring plan could have a positive impact on Russell Corporation. At the conclusion of this meeting, the board of directors voted to approve the restructuring plan and the plan was announced publicly on January 19, 2006.

In early February, 2006, we received unsolicited general indications of interest in exploring strategic alternatives from two financial buyers. Neither of these parties pursued a potential transaction beyond such general indications of interest.

On February 15, 2006, our board of directors met in Atlanta, Georgia with members of our senior management and representatives of Goldman Sachs and Skadden, Arps, Slate, Meagher & Flom LLP, our outside legal advisors, to discuss potential strategic alternatives. At the meeting, representatives of Goldman Sachs presented to the board Goldman Sachs’ preliminary financial analyses of pursuing various strategic alternatives, including a possible acquisition by various strategic buyers or financial buyers and proposed divestitures of certain of our assets. The board of directors, management and representatives of Goldman Sachs also discussed in detail the pros and cons of pursuing a transaction with certain possible strategic and financial buyers, including Berkshire Hathaway. With respect to Berkshire Hathaway, the parties cited its financial resources, the speed by which it could complete a transaction, its likely less intrusive due diligence process and the certainty of closing as positive aspects of pursuing a transaction with Berkshire Hathaway. Following such discussions, the board authorized management and Goldman Sachs to approach Berkshire Hathaway regarding its interest in purchasing all of the outstanding common stock of Russell Corporation with a targeted price of at least $20.00 per share in cash.

Between February 15, 2006 and March 5, 2006, members of our management, assisted by Goldman Sachs, prepared a proposal to present to Berkshire Hathaway. On March 6, 2006, at the direction of Russell Corporation, representatives of Goldman Sachs contacted representatives of Berkshire Hathaway and presented our proposal which included the purchase of all of our outstanding shares of common stock for $20.00 per share in cash. Berkshire Hathaway requested that we contact Mr. Holland to discuss a potential transaction.

On March 8, 2006, Mr. Ward contacted Mr. Holland regarding a potential transaction, and both parties agreed to meet in Atlanta, Georgia on March 16, 2006 with members of their respective management teams. On March 13, 2006, the parties executed a confidentiality agreement to permit Berkshire Hathaway’s representatives to review and discuss non-public information about our operations, financial performance and projections.

On March 16, 2006, members of our management met with representatives of Berkshire Hathaway to discuss the strategic business opportunities of a potential transaction, including potential business synergies. From March 17, 2006 through March 23, 2006, Russell Corporation provided representatives of Berkshire Hathaway with diligence materials including certain financial and operational information.

On March 21, 2006, management held a conference call with the board of directors to provide an update on our business results, the status of our restructuring plan and the discussions with Berkshire Hathaway.

On March 25, 2006, we received, through representatives of Goldman Sachs, an offer from Berkshire Hathaway to purchase all of our outstanding shares of common stock for $18.00 per share in cash and a termination fee of $25 million payable under certain circumstances. On March 26, 2006, Berkshire Hathaway was advised that a $25 million termination fee was unacceptable to Russell Corporation and revised its offer to reduce the fee to $22 million. During the next week, members of our management, representatives of Berkshire Hathaway and representatives of Goldman Sachs reviewed and discussed generally the terms of Berkshire Hathaway’s offer.

On April 2, 2006, our board of directors met in Atlanta, Georgia along with management and representatives of Goldman Sachs and Skadden to consider the initial proposal made by Berkshire Hathaway. Representatives of Skadden reviewed with the board its legal duties generally and specifically in the context of pursuing a strategic transaction involving the sale of Russell Corporation. At the meeting, management provided the board with the key terms of Berkshire Hathaway’s proposal. Management also updated the base financial plan distributed to the board of directors at its February 15, 2006 meeting to reflect the current estimated effective tax rate, which was lower than the effective rate used in such February 15, 2006 distribution, referred to as the “updated base case projection”. In addition, the board of directors was updated by Mr. Ward on a number of events that had occurred since the February 15 meeting, which had the potential to significantly improve Russell Corporation’s 2006 and/or 2007 financial performance versus the base financial plan, and was provided with an upside projection reflecting the potential impact of those events, referred to as the “upside case projection”. These events included (i) an acceleration of the timing of the restructuring plan, (ii) the implementation of more than 30 six sigma improvement projects, (iii) the implementation of the Central America Free Trade Agreement for Honduras and El Salvador, and (iv) a commitment from a significant customer for purchases in 2007. Goldman Sachs then provided the board with an updated preliminary financial analysis of various potential strategic alternatives, including the Berkshire Hathaway proposal. A discussion then ensued among the board of directors, management and representatives of Goldman Sachs regarding the merits of Berkshire Hathaway’s proposal and various strategic and financial alternatives available to us. Those discussions considered, in particular, the proposed purchase price, the merits of proceeding with the proposed transaction, Russell Corporation’s future prospects and the potential advantages and disadvantages of pursuing a business combination with Berkshire Hathaway and other strategic alternatives. Our board of directors also considered and weighed the likelihood of achieving the updated base case projection as compared to the upside case projection (which had also been provided to Goldman Sachs), discussed them individually with Russell Corporation’s chief financial officer and general counsel, and determined, based on these considerations and discussions and Russell Corporation’s failure to meet its earnings projections in 2005, to pursue the proposed transaction with Berkshire Hathaway. At the meeting, our board of directors preliminarily approved proceeding with the transaction at $18.00 per share of common stock in cash, subject to negotiations of the merger agreement and final board approval, and authorized management, representatives of Goldman Sachs and Skadden to continue negotiations with Berkshire Hathaway. The board of directors advised Skadden to notify Berkshire Hathaway’s outside legal advisor, Munger, Tolles & Olson LLP, that the termination fee continued to be too high and that it needed to be reduced.

On April 4, 2006, members of our management and Skadden provided Berkshire Hathaway and Munger, Tolles an initial draft of the proposed merger agreement. Also, on April 4, 2006, a Skadden representative notified Munger, Tolles that the board of directors did not accept the $22 million termination fee portion of Berkshire Hathaway’s offer. The next day, Munger, Tolles representatives notified Skadden that Berkshire Hathaway would not reduce the $22 million termination fee proposal and, if not accepted, Munger, Tolles was instructed to cease reviewing the merger agreement draft and to terminate discussions with Skadden. This information was reported to members of the Strategic Committee of the board of directors, which had been established for purposes of monitoring the negotiations with Berkshire Hathaway. The consensus of the members of the Strategic Committee was to withdraw its opposition to the fee, and thereafter, the negotiations with respect to the merger agreement continued.

Beginning on April 4, 2006 and continuing through the execution of the merger agreement, representatives of Berkshire Hathaway and Munger, Tolles had numerous meetings and conversations with management and Skadden in connection with its customary due diligence. On April 7, 2006, Munger, Tolles sent Berkshire Hathaway’s response to our initial merger agreement draft to Skadden.

On April 10, 2006 and continuing through April 13, 2006, representatives of management, Berkshire Hathaway, Skadden and Munger conducted negotiations with regard to the terms of the merger agreement. These negotiations focused on the representations, warranties, covenants, and closing conditions to be included in the merger agreement, as well as the limitations to be included in the agreement on our ability to contact or engage in discussions with potential acquirors. The negotiations also addressed the circumstances under which the parties could terminate the merger agreement and under which a termination fee would be payable by Russell Corporation to Berkshire Hathaway.

On April 13, 2006, our board of directors held a telephonic meeting during which representatives of Skadden outlined the key terms and conditions of the merger agreement and the legal duties and responsibilities of the board. A written summary of the draft merger agreement had been provided to each member of the board prior to the meeting. Members of our management and representatives of Goldman Sachs also updated the board on the status of negotiations and all developments since the board’s April 2, 2006 meeting. After extensive discussion and deliberation on the proposed transaction, the board of directors determined that discussions with Berkshire Hathaway should continue and set a meeting for April 17, 2006 to receive a further update.

During the period of April 14, 2006 through April 16, 2006, members of management and Skadden continued negotiations with representatives of Berkshire Hathaway and Munger and worked to finalize the merger agreement and all related documentation.

In the afternoon of April 17, 2006, the board of directors of Russell Corporation met in Atlanta, Georgia to consider the proposed acquisition of Russell Corporation by Berkshire Hathaway at a price of $18.00 per share in cash. During the meeting, members of management updated the board on developments since the board’s April 13, 2006 meeting. Representatives of Skadden then gave the board an update regarding the key terms and conditions of the merger agreement and reiterated the legal duties and responsibilities of the board. Representatives from Goldman Sachs then reviewed Goldman Sachs’ financial analyses of the proposed transaction with Berkshire Hathaway, which utilized the updated base case projection, and delivered the oral opinion of Goldman Sachs, later confirmed by its written opinion, that, as of that date and subject to the factors, assumptions and limitations set forth in the opinion, the $18.00 per share in cash consideration to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders of our common stock. See “The Merger—Opinion of our Financial Advisor” beginning on page 26.

After extensive discussion and deliberation on the proposed transaction, our board of directors determined by a vote of 9-1 that the merger agreement and the merger are advisable and in the best interests of Russell Corporation and its stockholders, adopted the merger agreement and approved its execution, and resolved to recommend that our stockholders approve the merger agreement. John F. Ward, Russell Corporation’s Chairman and Chief Executive Officer voted against the transaction and was the sole dissenting member of the board of directors.

Mr. Ward voted against the proposed merger because he believed that this was an inappropriate time to make a strategic decision about the future of Russell Corporation. Mr. Ward’s vote was based upon Russell Corporation’s successful implementation of the initial phase of its lean manufacturing/six sigma and process improvements, major investment in new information systems, expected significant performance improvement from its acquisitions, and acceleration of its restructuring plan, all of which Mr. Ward believed would benefit Russell Corporation in future years. Furthermore, Mr. Ward noted that the recent implementation of the Central America Free Trade Agreement, including its adoption by Honduras and El Salvador, would lower Russell Corporation’s cost of goods. In addition, Mr. Ward took into account the substantially lower ongoing tax rate that had recently been achieved by Russell Corporation due to a greater percent of profits coming from low tax rate countries and the potential to lower this rate even further.

Mr. Ward also believed Russell Corporation’s earnings per share projections for 2006 were very achievable. In addition, Russell Corporation’s internal projections for 2007 earnings per share in the base financial plan, the updated base case projection and the upside case projection were significantly higher than the Wall Street consensus estimate. Russell Corporation had not provided any external 2007 financial estimates. Mr. Ward believed that if the updated base case projection were achieved, Russell Corporation’s stock would be trading above the $18 offer price (not including a takeover premium) in 12-15 months, and therefore, he opposed the sale.

Although Mr. Ward did not vote for the sale of Russell Corporation, once the decision was made by our board of directors, Mr. Ward has actively worked towards a smooth transition. Furthermore, Mr. Ward recognizes that because of our acquisition by Berkshire Hathaway, Russell Corporation will be in a better financial position against our worldwide competitors.

After the board meeting, our management and Skadden finalized the documentation with Berkshire Hathaway and Munger, Tolles. Later that afternoon, Russell Corporation and Berkshire Hathaway executed the merger agreement and publicly announced the transaction through the issuance of a joint press release following the close of the U.S. financial markets on April 17, 2006.

Reasons for the Merger and Recommendation of the Russell Corporation Board of Directors

Our board of directors recommends that you vote “FOR” approval of the merger agreement. At a special meeting of our board of directors on April 17, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the merger agreement and the merger are advisable and in the best interests of Russell Corporation and its stockholders and adopted the merger agreement. John F. Ward, Russell Corporation’s Chairman and Chief Executive Officer voted against the transaction and was the sole dissenting member of the board of directors. In the course of reaching its decision, over a period of several months, our board of directors consulted with certain members of our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following (see “The Merger—Background to the Merger” beginning on page 21):

•	the business, competitive position, strategy and prospects of Russell Corporation, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic and market conditions;

•	the timing of the merger and the risk that if we do not accept Berkshire Hathaway’s offer now, we may not have another opportunity to do so;

•	the $18.00 per share in cash to be paid as merger consideration in relation to the current market price of Russell Corporation shares and also in relation to the current value of Russell Corporation and our board of directors’ estimate of the future value of Russell Corporation as an independent entity and, specifically, the fact that the $18.00 per share in cash to be paid as merger consideration represents approximately a 35.3% premium to our stock price on April 17, 2006;

•	the financial analyses presented by representatives of Goldman Sachs and the opinion of Goldman Sachs to the effect that, as of April 17, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the $18.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•	the fact that the consideration to be received by Russell Corporation’s stockholders would be paid in cash, which provides certainty and immediate value to them;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger, including continuing to operate our business as a stand-alone entity, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Russell Corporation or to create greater value for our stockholders than the merger. In making such assessment, our board of directors took into account Russell Corporation’s ability to achieve the updated base case projection rather than the upside case projection, and the risks of execution of any possible alternatives, as well as business, competitive, industry and market risks;

•	our financial condition and prospects in light of the fact that we missed our earnings projections in 2005 and the likelihood that our 2006 first quarter operating performance would not meet our 2006 first quarter operating budget;

•	the effects of the merger on employees, customers, suppliers and other constituencies of Russell Corporation and its subsidiaries and on the communities in which we operate or are located;

•	the environment and trends in the apparel industry, including industry consolidation and pricing trends;

•	the fact that under the terms of the merger agreement, we can furnish information to and negotiate with a third party in response to an unsolicited bona fide acquisition proposal reasonably expected to lead to a superior offer and accept a superior offer should one be made; and

•	the speed and likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of Berkshire Hathaway, and the limited due diligence and conditions to Berkshire Hathaway’s obligation to complete the merger.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forego any future increase in our value that might result from any future earnings growth as an independent company;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, customers and our relationships with third parties;

•	the conditions to Berkshire Hathaway’s obligation to complete the merger and the right of Berkshire Hathaway to terminate the merger agreement in certain circumstances;

•	the risk that the merger might not receive necessary regulatory approvals and clearances necessary to complete the merger;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Berkshire Hathaway a termination fee of $22 million if the merger agreement is terminated under certain circumstances;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the dissent by Mr. Ward;

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Russell Corporation generally, as described in “The Merger—Interests of Russell Corporation’s Executive Officers and Directors in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, any of which may delay or prevent us from pursuing business opportunities that may arise or delay or preclude us from taking actions that would be advisable if we were to remain an independent public company.

In considering Mr. Ward’s dissent, our board of directors weighed Russell Corporation’s financial projections against the likelihood of meeting such projections, the individual discussions with Russell Corporation’s chief financial officer and general counsel as to the updated base case projection and the upside case projection as well as the fact we missed our earnings projections for 2005. Furthermore, our board was advised by the chief financial officer that based on preliminary results, it was likely that Russell Corporation’s 2006 first quarter operating performance would not meet the 2006 first quarter operating budget. Our board of directors thus concluded that the base financial plan, the updated base case projection and the upside case projection were subject to significant execution risk and based on our prior performance, unlikely to be achieved.

Our board of directors did not assign any particular weight or rank to any of the potentially positive or negative factors or risks discussed in this section including the reasons for Mr. Ward’s dissent. Our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of our Financial Advisor

On April 17, 2006, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated April 17, 2006, to the board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the $18.00 per share in cash to be received by the holders of the outstanding shares of Russell Corporation common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated April 17, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Russell Corporation common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Russell Corporation for the five years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Russell Corporation;

•	certain other communications from Russell Corporation to its stockholders;

•	certain research analyst estimates of the future financial performance of Russell Corporation; and

•	certain internal financial analyses and forecasts for Russell Corporation prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Russell Corporation and the Board of Directors regarding their assessment of the past and current business operations, financial condition and future prospects of Russell Corporation, including the significant risks and uncertainties with respect to the achievability of the management forecasts.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Russell Corporation common stock;

•	compared certain financial and stock market information for Russell Corporation with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the activewear, branded apparel, footwear and sporting goods industries specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Russell Corporation. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Russell Corporation or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address the underlying business decision of Russell Corporation to engage in the merger. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses presented by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 13, 2006, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the reported price and trading activity for Russell Corporation common stock for the one-year period ended April 13, 2006, noting that Russell Corporation common stock traded at a low of $12.42 on October 26, 2005, and a high of $21.36 on June 24, 2005. Goldman Sachs also noted that the $18.00 per share of Russell Corporation common stock to be paid in connection with the merger represented a 32.8% premium to Russell Corporation stock closing price of $13.55 on April 13, 2006.

Selected Companies Analysis

Goldman Sachs calculated and compared the ratio of the price per share to the estimated calendarized 2006 earnings per share, or one-year forward P/E multiple, of Russell Corporation and the following companies that it selected to comprise the Activewear Composite index based on information it obtained from publicly available filings and median estimates provided by the Institutional Brokerage Estimate System (a data service that compiles estimates issued by securities analysts), or IBES, as of April 13, 2006. Although neither the selected index nor the companies comprising such index are directly comparable to Russell Corporation, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Russell Corporation. The results of this analysis are set forth in the following tables:

Activewear Composite	Estimated Calendarized 2006 P/E Multiples
Delta Apparel, Inc.	9.9x
Gildan Activewear Inc.	21.9
Kellwood Company	18.1
Oxford Industries, Inc.	12.1
Sara Lee Corporation	14.4
V.F. Corporation	11.6

High[1]	18.1x
Mean	13.2
Median	12.1
Low	9.9

Russell Corporation (based on closing trading price as of April 13, 2006)	11.9x
Russell Corporation (based on $18.00 per share of Russell Corporation common stock to be paid in the merger)	15.8

Present Value of Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the present value of the future stock price of Russell Corporation, which is designed to provide an indication of the present value of a potential future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the financial projections for Russell Corporation prepared by the management of Russell Corporation. Goldman Sachs first calculated implied per share values for Russell Corporation common stock for the beginning of each of the fiscal years 2006-2009 by applying price to forward earnings per share multiples ranging from 12.0x to 14.0x based on Russell Corporation’s current forward earnings per share multiple of 11.9x and the median and mean current forward earnings per share multiples for the Activewear Composite2 of 12.1x and 13.2x, respectively, to estimates prepared by Russell Corporation’s management of fiscal years 2006-2009 earnings per share. Goldman Sachs then calculated present values of the implied per share future equity values for Russell Corporation common stock in 2007 to 2009 discounted to December 31, 2005, using discount rates of 10.0% and 13.0% based on estimates relating to Russell Corporation’s cost of equity capital. This analysis resulted in a range of implied present value of $16.97 to $22.97 per share of Russell Corporation common stock. Goldman Sachs conducted this same analysis based on IBES median EPS estimates, the analysis of which resulted in a range of implied present value of $14.34 to $17.81 per share of Russell Corporation common stock.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Russell Corporation common stock. All cash flows were discounted to December 31, 2005, and terminal values were based upon EBITDA multiples of estimated fiscal year 2010 EBITDA. Forecasted financial information used in this analysis was based on projections provided by the management of Russell Corporation. Goldman Sachs used discount rates ranging from 8.0% to 12.0%, reflecting estimates of the weighted average cost of capital of Russell Corporation, financial forecasts for Russell Corporation prepared by

[1]	Gildan Activewear Inc. was excluded from the Activewear Composite index for purposes of determining the high, mean, median and low calculations of this analysis.
[2]	Gildan Activewear Inc. was excluded from the Activewear Composite index for purposes of this analysis.

its management and terminal EBITDA multiples ranging from 6.0x to 7.0x based on historical EBITDA multiples for Russell Corporation. This analysis resulted in a range of implied present value of $16.05 to $25.02 per share of Russell Corporation common stock.

Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth and EBIT margin from 2005 to 2010. The analysis utilized (i) a range of EBIT margin compounded annual growth rates of 0.0% to 8.9% for fiscal years 2005–2010 and a range of EBIT margins in 2010 of 5.9% to 9.0%, (ii) a range of compounded annual sales growth rates of 2.2% to 6.2% for fiscal years 2005–2010 and (iii) a terminal EBITDA multiple of 6.5x and discount rate of 10.0%, discounted to December 31, 2005. The analysis further assumed, among other things, a range for 2010 EBIT margin of 5.9%, Russell Corporation’s 2005 EBIT margin, to 9.0%, 0.7% above the 8.3% 2010 EBIT margin provided by the management of Russell Corporation. The sales growth rates of 2.2% to 6.2% for fiscal years 2005-2010 represent a range of -3.0% to 1.0% change in the annual sales growth assumption of the financial projections provided by the management of Russell Corporation. This resulted in a range of implied present value of $10.59 to $23.59 per share of Russell Corporation common stock.

Sale in Pieces Analysis

Goldman Sachs performed an illustrative sale in pieces analysis, designed to provide an implied value per share of Russell Corporation common stock following a theoretical breakup of its three business groups: the Spalding group, the Brooks group and the Apparel group. Goldman Sachs performed analyses assuming, among other things, (i) the separate sale of the Spalding and Brooks groups while retaining the Apparel group as a publicly traded entity and (ii) the separate sale of the Spalding and Brooks groups followed by a sale of the Apparel group.

Sale of Spalding and Brooks, Retention of Apparel

The analysis of the potential sale of Spalding and Brooks and retention of Apparel assumed, among other things, that Spalding would be sold for 7.0x 2006 estimated EBITDA, which is 13.4x 2005 actual EBITDA, Brooks would be sold in the range of 9.0x-11.0x 2005 actual EBITDA and Apparel would trade publicly in the range of 6.0x-7.0x 2005 actual EBITDA, based on the growth and profitability attributes of each business versus publicly traded comparable companies and precedent transactions. This analysis resulted in a range of implied value of $15.47 to $19.43 per share of Russell Corporation common stock.

Sale of Spalding and Brooks, Sale of Apparel

The analysis of the potential sale of Spalding, Brooks and Apparel assumed, among other things, that Spalding would be sold for 7.0x 2006 estimated EBITDA, which is 13.4x 2005 actual EBITDA, Brooks would be sold in the range of 9.0x-11.0x 2005 actual EBITDA and Apparel would be sold in the range of 6.0x-8.0x 2005 actual EBITDA, based on the growth and profitability attributes of each business versus publicly traded comparable companies and precedent transactions. This analysis resulted in a range of implied value of $15.39 to $22.58 per share of Russell Corporation common stock.

Selected Transactions Analysis

Goldman Sachs reviewed available information for the following announced merger or acquisition transactions in the U.S. involving companies in the activewear, footwear, sporting goods and branded apparel industries. While none of the companies participating in the selected transactions are directly comparable to Russell Corporation, the companies participating in the selected transactions are companies with operations that, for purposes of analysis, may be considered similar to certain operations of Russell Corporation. Goldman Sachs calculated and compared the transaction values as a multiple of the target company’s publicly reported LTM EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the transaction value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The following tables set forth the transactions reviewed (listed by acquiror/target and month and year announced) and the enterprise value multiple of LTM EBITDA for each and the results of this analysis:

Enterprise Value Multiple of LTM EBITDA
• Apax Partners / Tommy Hilfiger Corporation (December 2005)	6.7x
• The Stride Rite Corporation / Saucony, Inc. (September 2005)	8.0
• adidas-Salomon AG / Reebok International Ltd. (August 2005)	11.5
• Carter’s, Inc. / OshKosh B’Gosh, Inc. (July 2005)	9.4
• Russell Corp. / Brooks Sports, Inc. (January 2005)	9.4
• Jones Apparel Group, Inc. / Barneys New York, Inc. (December 2004)	8.1
• Jones Apparel Group, Inc. / Maxwell Shoe Company Inc. (July 2004)	8.1
• VF Corporation / Vans, Inc. (June 2004)	15.2
• Jones Apparel Group, Inc. / Kasper A.S.L. Ltd. (December 2003)	4.0
• VF Corporation / Nautica Enterprises, Inc. (August 2003)	6.1
• Oxford Industries, Inc. / Viewpoint International, Inc. (June 2003)	6.0
• Berkshire Hathaway Inc. / Garan, Incorporated (September 2002)	4.9
• Jones Apparel Group, Inc. / R.S.V. Sport, Inc. (LEI) (August 2002)	6.8
• Kellwood Company / Gerber Childrenswear, Inc. (June 2002)	3.3
• Jones Apparel Group, Inc. / McNaughton Apparel Group Inc. (June 2002)	6.2
• Sears, Roebuck & Co. / Lands’ End, Inc. (June 2002)	11.8
• Berkshire Hathaway Inc. / Fruit of the Loom, Ltd. (April 2002)	5.4
• Nike, Inc. / Hurley International LLC (April 2002)	6.0
• Limited Brands, Inc. / Intimate Brands, Inc. (March 2002)	14.1
• Berkshire Partners LLC / The William Carter Company (August 2001)	7.4
• Charming Shoppes, Inc. / Lane Bryant, Inc. (August 2001)	6.3

Enterprise Value Multiple of LTM EBITDA

High	15.2x
Mean	7.8x
Median	6.8x
Low	3.3x

Goldman Sachs noted that the $18.00 per share of Russell Corporation common stock to be paid in connection with the merger would imply a 7.2x multiple of Russell Corporation’s LTM EBITDA.

Leveraged Buyout Analysis

Goldman Sachs performed an illustrative analysis of the range of the price per share of Russell Corporation common stock that an acquiror would theoretically pay if Russell Corporation were acquired in a leveraged buyout as of December 31, 2005, and resold by such acquiror at an EBITDA multiple range of 6-7x between years 2008–2010. Assuming, among other things, a sponsor targeted equity return range of 20%–25%, this analysis resulted in a range of implied value of $17.50 to $22.00 per share of Russell Corporation common stock. Sensitizing the analysis to (i) a sale of Russell Corporation by the acquiror in 2010 at a 6.5x EBITDA multiple, (ii) a range of EBIT margin compounded annual growth rates of 0.0% to 8.9% for years 2005–2010 and a range of EBIT margins in 2010 of 5.9% to 9.0% and (iii) to a range of sales compounded annual growth rates of 2.2% to 6.2% for years 2005-2010, the analysis resulted in a range of implied value of $9.24 to $22.48 per share of Russell Corporation common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Russell Corporation, its various businesses or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the board of directors as to the fairness from a financial point of view of the $18.00 per share in cash to be received by the holders of the outstanding shares of Russell Corporation common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Russell Corporation, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the merger agreement.

The merger consideration was determined through arms’-length negotiations between Russell Corporation and Berkshire Hathaway and was approved by the board of directors. Goldman Sachs provided advice to Russell Corporation during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Russell Corporation or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Russell Corporation in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided, and is currently providing, certain investment banking services to Russell Corporation. Goldman Sachs has provided certain investment banking services to Berkshire Hathaway from time to time, including having acted as sole manager with respect to a public offering of Berkshire Hathaway’s 3.375% Investment Grade Notes due 2008 (aggregate principal amount $1,500,000,000) in September 2003; lead manager with respect to a public offering of Berkshire Hathaway’s 4.20% Investment Grade Senior Notes due 2010 (aggregate principal amount $500,000,000) in December 2003; lead manager with respect to a public offering of Berkshire Hathaway’s 3.375% Investment Grade Notes due October 2008 (aggregate principal amount $500,000,000) in March 2004; lead manager with respect to a public offering of Berkshire Hathaway’s 3.40% Investment Grade Notes due July 2007 (aggregate principal amount $650,000,000) in July 2004; sole manager with respect to a public offering of Berkshire Hathaway’s 3.40% Investment Grade Notes due July 2007 (aggregate principal amount $450,000,000) in September 2004; sole manager with respect to a public offering of Berkshire Hathaway’s FRN Investment Grade Bonds due January 2008 (aggregate principal amount $3,200,000,000) in January 2005; financial advisor to Berkshire Hathaway in connection with its purchase of certain loan portfolios of JP Morgan Chase & Co. in January 2005; sole manager with respect to a public offering of Berkshire Hathaway’s FRN Investment Grade Notes due January 2010 (aggregate principal amount $2,500,000,000) in January 2005; and sole manager with respect to a public offering of Berkshire Hathaway’s FRN Investment Grade Notes due May 2008 (aggregate principal amount $1,500,000,000) in May 2005. Goldman Sachs also may provide investment banking services to Russell Corporation and Berkshire Hathaway in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Russell Corporation selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated January 5, 2006, Russell Corporation engaged Goldman Sachs to act as its financial advisor in connection with the exploration of possible strategic alternatives, including the possible merger or sale of all or a portion of Russell Corporation. Pursuant to the terms of this letter agreement, Goldman Sachs is entitled to receive a transaction fee of approximately $10 million, the principal portion of which is contingent upon consummation of the merger. Goldman Sachs may also receive, in the sole and absolute discretion of Russell Corporation, an additional fee of up to $2 million. Russell Corporation has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Interests of Russell Corporation’s Executive Officers and Directors in the Merger

When considering the recommendation of Russell Corporation’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as Russell Corporation’s stockholders generally, pursuant to certain employment and incentive compensation agreements between such directors and executive officers. These interests may be different from, or in conflict with, your interests as a Russell Corporation stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

Employment Agreement and Change in Control Agreements with Executive Officers

Employment Agreement with Mr. John F. Ward

Under the terms of Mr. Ward’s amended employment agreement, at the time of the merger, Mr. Ward will become fully vested in and will be paid all benefits previously accrued under Russell Corporation’s Supplemental Executive Retirement Plan (the “SERP”) and any other non-qualified deferred compensation plans of Russell Corporation. In addition, if, during the two year period following the merger, Mr. Ward terminates his employment for any reason, he is entitled to the following: (a) a lump-sum payment equal to three times the sum of (i) his base salary, (ii) target bonus, and (iii) annual employer contributions to defined contribution plans on his behalf; (b) outplacement services; (c) continued participation in Russell Corporation’s employee benefit plans for a period of three years; (d) three additional years of service credit under any non-qualified defined benefit plan of Russell Corporation, (e) accelerated vesting and payout of any unpaid amounts under any defined benefit or defined contribution plans of Russell Corporation, (f) reimbursement for relocation expenses, (g) an office and administrative support for ten years following termination of employment, (h) payment of amounts intended to compensate for excise taxes that may be imposed as a result of payments under the agreement, and (i) certain other benefits specified in the agreement.

Change of Control Employment Agreement with each of Messrs. Floyd G. Hoffman, Robert Koney Jr., and Calvin Johnston

Under the terms of the Change of Control Employment Agreements with each of Messrs. Hoffman, Koney, and Johnston, each of the executive officers shall have (a) positions and duties commensurate with the most significant of those held during ninety days preceding the completion of the merger, (b) base salaries at least equal to the highest base salary paid during the preceding twelve months, (d) actual bonuses not be less than the target annual bonus that each of them would have been entitled to receive during the twelve months preceding the completion of the merger, and (e) benefits equivalent to those provided to them prior to the completion of the merger. Also, at the time of the consummation of the merger, each of Messrs. Hoffman, Koney, and Johnston will become fully vested in and will be paid all benefits previously accrued under the SERP and any other non-qualified deferred compensation plans of Russell Corporation. In addition, if, within the two year period following the completion of the merger, Russell Corporation terminates the officer’s employment without “cause” or if the officer terminates his employment for “good reason”, then such officer would be entitled to receive certain benefits, including (a) a lump sum cash payment equal to three times (two times in the case of Mr. Johnston) the sum of (i) base salary, (ii) target bonus (in the case of Mr. Johnston the higher of his targeted percentage of base salary for the year of termination and the highest of his actual percentage of base salary for the prior three years) and (iii) annual contributions to defined contribution plans (b) three additional years (two additional years in the case of Mr. Johnston) of service credit under any non-qualified defined benefit plan of Russell Corporation, (c) accelerated vesting and payout of any unpaid amounts under any defined benefit or defined contribution plan of Russell Corporation, (d) outplacement services, and (e) continued participation in Russell Corporation’s employee benefit plans for a period of three years (two years in the case of Mr. Johnston). Additionally, to the extent payments exceed a specified threshold, Messrs. Hoffman, and Koney are entitled to full reimbursement of any excise tax with respect to payments under the agreement or any other payments by us which become subject to the excise tax on certain change of control payments.

Separation and Release Agreement with Julio A. Barea

Effective May 19, 2006, Russell Corporation and Julio A. Barea entered into a Separation and Release Agreement, pursuant to which Mr. Barea’s employment with Russell Corporation terminated on May 31, 2006. Under the separation agreement, Mr. Barea will be paid severance in the gross amount of $210,000, and if he elects health insurance continuation coverage, until December 31, 2006 he will be charged premiums at active employee rates. Mr. Barea also will be considered to have reached minimum retirement age under the Company’s retirement plans. The separation agreement supersedes and replaces all other agreements relating to compensation, payments and benefits due to Mr. Barea from Russell Corporation or the termination of his employment, including his Change-of-Control Agreement with Russell Corporation.

Annual Bonus Awards

Pursuant to the terms and conditions of the Executive Incentive Plan (and, in the case of Mr. Barea, pursuant to the terms of his separation agreement), each participant in the Executive Incentive Plan, including Messrs. Ward, Hoffman, Koney, Johnston and Barea will receive a cash payment at the time of the completion of the merger equal to their respective target annual bonuses multiplied by a fraction, the numerator of which is the number of days in 2006 preceding the closing date and the denominator of which is 365.

Estimated Payments

Set forth below is (a) the prorated bonus payment that each of the named executive officers will receive on completion of the merger assuming a closing date of July 31, 2006, (b) an estimation of the benefits payable to each of the named executive officers upon completion of the merger pursuant to the terms of the SERP (including the amount attributable to the accelerated vesting) and (c) an estimation of the severance benefits payable to each of the named executive officers (excluding any amount attributable to an excise tax gross-up) assuming that such officer is terminated immediately following the completion of the merger:

Name	Pro-Rata Bonus Amount	Total Amount of SERP Payout	Estimated Cash Severance Amount
John F. Ward	$510,500	$4,950,000	$8,400,000
Floyd G. Hoffman	$87,200	$550,000	$1,850,000
Robert Koney Jr.	$100,625	$60,000	$1,850,000
Calvin Johnston	$81,000	$120,000	$1,000,000
Julio A. Barea	$74,167	$0	$210,000

Stock Options, Restricted and Other Equity-Based Grants.

Stock Options and Restricted Shares

Under the terms and conditions of grants made pursuant to Russell Corporation’s equity plans, all options to purchase our common stock outstanding at the time of the completion of the merger, including those held by executive officers and directors, will be cashed out by Russell Corporation for an amount equal to the number of shares of Russell Corporation common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of $18.00 over the per share exercise price of such option, less any applicable withholding tax. All of the options held by Messrs. Ward and Hoffman and each of the directors are currently vested and neither Mr. Koney, Mr. Johnston nor Mr. Barea holds any outstanding options (either vested or unvested).

Likewise, under the terms of the merger agreement (and, in the case of Mr. Barea, under the terms of his separation agreement), any restrictions or forfeiture provisions on restricted shares that we have granted to our executive officers as long term compensation will terminate or lapse and the restricted shares will be treated under the merger agreement in the same manner as our other common shares, including receipt of the per share merger consideration less applicable withholding tax.

The following chart sets forth, for each of the named executive officers of Russell Corporation, the number of restricted shares held as of April 30, 2006 and the dollar value of the accelerated shares:

Name	Total Number of Restricted Shares/ Phantom Shares Accelerated at the Closing	Dollar Value of Restricted Shares/ Phantom Shares Accelerated at the Closing
John F. Ward	45,000	$810,000
Floyd G. Hoffman	6,000	$108,000
Robert Koney Jr.	12,000	$216,000
Calvin Johnston	7,500	$135,000
Julio A. Barea	15,000	$270,000

Performance Shares

Under the terms and conditions of grants made pursuant to Russell Corporation’s Executive Incentive Plan, each performance share outstanding at the time of the merger, including those held by executive officers, will be cancelled at the completion of the merger in exchange for a cash payment equal to $18.00 multiplied by the number of shares of Russell Corporation that the executive would have received had the relevant performance goals been achieved at the maximum level for the performance period (or, in the case of Mr. Barea, pursuant to the terms of his separation agreement, at the target level for the performance period).

The following chart sets forth for each of the named executive officers the number of performance shares held as of April 30, 2006 and the amount of the cash payment that will be made to the executive officer in respect of the cancellation of such performance shares:

Name	Total Number of Performance Shares	Value of Cancelled Performance Shares
John F. Ward	270,000	$4,860,000
Floyd G. Hoffman	28,000	$504,000
Robert Koney Jr.	56,000	$1,008,000
Calvin Johnston	35,000	$630,000
Julio A. Barea	10,000	$180,000

Indemnification and Insurance

Berkshire Hathaway will, and will cause the surviving corporation of the merger to, indemnify, defend and hold harmless any current or former officer, director, employee or agent of Russell Corporation or its subsidiaries in their capacities as such to the same extent such persons are indemnified by Russell Corporation as of the date of the merger agreement for any actions pertaining to any matter or fact arising, existing or occurring prior to the effective time of the merger, to the fullest extent permitted by applicable law. Berkshire Hathaway or the surviving corporation will also be required to advance expenses to indemnified persons, provided that the indemnified persons undertake to reimburse the advanced amounts in the event it is determined that such person is not entitled to indemnification.

For six years after the effective time of the merger, the surviving corporation will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap of an amount equal to 200% of current annual premiums for insurance coverage. The surviving corporation is permitted to substitute a “tail” insurance policy for our existing insurance policy so long as it provides comparable coverage. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the surviving corporation is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed 200% of current annual premiums.

Appraisal Rights

The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Any of our stockholders who wish to exercise statutory appraisal rights or who wish to preserve the right to do so should review this discussion and Annex C carefully because failure to comply with the procedures set forth in this section and Annex C will result in the loss of appraisal rights.

If the merger is consummated, our stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (Section 262) provided that such stockholder complies with the procedures and conditions established by Section 262.

A stockholder who makes the demand described below and in Annex C with respect to shares of our stock, who continuously holds such shares through the effective date of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement and approval of the merger nor consents to the adoption of the merger agreement and approval of the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares, in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the merger agreement.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of record of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to our stockholders and Section 262 is attached to this proxy statement as Annex C.

Any stockholder that desires to exercise his, her or its appraisal rights must deliver to us, before the vote on the proposal to adopt the merger agreement and approve the merger, a written demand for appraisal of such stockholder’s shares. A proxy or vote against the adoption of the merger agreement and approval of the merger will not by itself constitute a demand for appraisal. The demand for appraisal must be executed by or on behalf of the stockholder and must reasonably inform us of the stockholder’s identity and that such stockholder intends to demand appraisal of the shares of our stock. A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand for appraisal of such stockholder’s shares before the taking of the vote on the adoption of the merger agreement and approval of the merger to: Russell Corporation, 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia 30339, (678) 742-8000, Attention: Secretary.

A person having a beneficial interest in shares of our stock that are held of record in the name of another person, such as a broker, bank, fiduciary, depositary or other nominee, must act promptly and in a timely manner to cause the record holder to follow the steps summarized here and set forth in greater detail in Annex C properly and in a timely manner to perfect appraisal rights. If the shares of our stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of our stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner. If a stockholder holds shares of our stock through a broker, who in turn holds the shares through a central securities depositary nominee, a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our stock held in the name of the record holder.

Our stockholders who desire to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and approval of the merger. A stockholder who signs and returns a proxy card without expressly directing that his, her or its shares of stock be voted against the adoption of the merger agreement and approval of the merger will effectively waive his, her or its appraisal rights because such shares represented by the proxy card will be voted for the adoption of the merger agreement and approval of the merger. Accordingly, a stockholder who votes by proxy or in person and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement and approval of the merger, or abstain from voting on the merger agreement.

Within 10 days after the effective date of the merger, we must provide notice of the effective date of the merger to all former stockholders who have complied with Section 262 and who have not voted in favor of, or consented to, the adoption of the merger agreement and approval of the merger.

Within 120 days after the effective date of the merger, any former stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our stock not voting in favor of the merger with respect to which demands for appraisal were received by us and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by us or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Within 120 days after the effective date of the merger, either Russell Corporation or any former stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, with a copy served on us in the case of a petition filed by a former stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on our part to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that we will file an appraisal petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, our stockholders who desire to have their shares appraised should initiate any petitions necessary to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof.

If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which former stockholders have complied with Section 262 and are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation on them of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of our stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that the exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of our stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective date of the merger.

At any time within 60 days after the effective date of the merger, any former stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger by delivering to us a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration; after this period, the former stockholder may withdraw the demand for appraisal only with the written approval of us. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, a former stockholder’s right to appraisal shall cease, and such former holder of shares of our stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as we have no obligation to file a petition for appraisal, and we have no present intention to do so, any holder of shares of our stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

FAILURE BY ANY RUSSELL CORPORATION STOCKHOLDER TO COMPLY FULLY WITH THE PROCEDURES DESCRIBED ABOVE AND SET FORTH IN ANNEX C TO THIS PROXY STATEMENT MAY RESULT IN TERMINATION OF SUCH STOCKHOLDER’S APPRAISAL RIGHTS.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, F Subsidiary, Inc., an indirect wholly owned subsidiary of Berkshire Hathaway and a party to the merger agreement, will merge with and into us. We will survive the merger as an indirect wholly owned subsidiary of Berkshire Hathaway.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Berkshire Hathaway or any direct or indirect wholly owned subsidiary of Berkshire Hathaway or us, and shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $18.00 in cash, without interest and less any applicable withholding tax. Treasury shares and shares held by Berkshire Hathaway or any direct or indirect wholly owned subsidiary of Berkshire Hathaway or us will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock will cease to have any rights as a stockholder, except the right to receive $18.00 per share in cash, without interest and less applicable withholding tax (other than stockholders who have perfected their appraisal rights). The price of $18.00 per share was determined through arm’s-length negotiations between Berkshire Hathaway and us.

Effects on Equity-Based Grants Outstanding Under Russell Corporation’s Stock Plans

Upon stockholder approval of the merger agreement, the vesting of stock options outstanding as of the date of the merger agreement will automatically accelerate so that each such stock option will become fully exercisable. Immediately prior to the effective time of the merger, each option that is unexpired, unexercised and outstanding, whether vested or unvested, will be cashed out by Russell Corporation for an amount equal to the number of shares of Russell Corporation common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of the merger consideration amount ($18.00) over the per share exercise price of such option, less any applicable withholding tax. In addition, all equity-based grants shall be cancelled by Russell Corporation in exchange for the entitlement to receive a cash payment from Russell Corporation in respect of such cancellation in an amount equal to the per share merger consideration ($18.00), less any applicable withholding taxes.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Berkshire Hathaway and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the first business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Berkshire Hathaway and us. We currently anticipate the merger to be completed in the third quarter of calendar 2006.

Delisting and Deregistration of Russell Corporation Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act. Following the completion of the merger Russell Corporation will no longer be a public company.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Russell Corporation whose shares of Russell Corporation common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of Russell Corporation common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or stockholders who acquired their shares of Russell Corporation common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Russell Corporation’s common stock converted into cash in the merger. If shares of Russell Corporation’s common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Russell Corporation’s common stock exceeds one year at the time of the merger. Long-term capital gains recognized by an individual are subject to tax at reduced rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Russell Corporation common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Dissenting Stockholders. A stockholder who perfects such holder’s appraisal rights generally should recognize capital gain or loss at the effective time of the merger (even though the appraised fair value of Russell Corporation’s common stock will not yet have been judicially determined) in an amount equal to the difference between the “amount realized” and the adjusted tax basis of such stockholder’s shares of Russell Corporation’s common stock. For this purpose, the amount realized generally should equal the trading price of Russell Corporation’s common stock at the effective time of the merger; the stockholder’s basis in its appraisal rights also will equal this amount. In addition, although there is no authority directly on point, (1) a portion of any amount ultimately received by a stockholder likely will be characterized as imputed interest that is includible in income in accordance with the stockholder’s method of accounting; and (2) a stockholder also likely will recognize capital gain or loss in an amount equal to the difference between (a) such stockholder’s basis in its appraisal rights and (b) the amount received reduced by any amount characterized as interest income. Notwithstanding the foregoing, it is possible that our stockholders will be subject to taxation under different rules than those described above, including rules that may require the inclusion of interest in income currently even though such interest has not yet been paid and/or the characterization of gain or loss on ultimate payment as ordinary interest income or in part or in whole as ordinary loss.

Backup Withholding. A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Russell Corporation common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and makes certain required certifications. Each stockholder should complete and sign the Substitute Form W-9 (or, in the case of a foreign stockholder, an appropriate Form W-8) included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder and under applicable foreign antitrust laws. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. Berkshire Hathaway and Russell Corporation each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The waiting period under the HSR Act expired on May 30, 2006. The Antitrust Division, the Federal Trade Commission or others could take action under the applicable antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. In addition, we are required to make filings in several foreign jurisdictions with anti-competition authorities with respect to the merger, and in certain circumstances, receive their approval prior to consummation of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Russell Corporation urges you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Russell Corporation. Such information can be found elsewhere in this document and in the other public filings we make with the SEC, which are available, without charge, at http://www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by Russell Corporation to Berkshire Hathaway. These representations and warranties were made as of specific dates and are in some cases subject to important qualifications, limitations and supplemental information agreed to by Russell Corporation and Berkshire Hathaway in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Russell Corporation and Berkshire Hathaway rather than to establish matters as facts. The merger agreement is described in this proxy statement, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Russell Corporation or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Russell Corporation and its business. See “Where You Can Find More Information” beginning on page 54.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Berkshire Hathaway and us and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place not later than the first business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by Berkshire Hathaway and us.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of each outstanding share of our common stock into the right to receive $18.00 per share in cash, without interest and less any applicable withholding tax, will occur automatically at the effective time of the merger. As soon as reasonably practicable following the effective time of the merger, the surviving corporation will instruct the paying agent to send a letter of transmittal to each former Russell Corporation stockholder of record. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, acting on behalf of Berkshire Hathaway, $18.00 in cash (subject to applicable withholdings for taxes) for each share represented by the stock certificate, and that stock certificate will be canceled.

No interest will be paid or will accrue on any cash payable in connection with the merger upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock in the merger will be issued in full satisfaction of all rights relating to those shares of our common stock.

Any funds that have not been disbursed by the paying agent within 1 year after the effective time of the merger will be returned to Berkshire Hathaway. After that date, holders of Russell Corporation stock certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Berkshire Hathaway or the surviving corporation as general creditors thereof for delivery of the merger consideration in respect of such holders’ certificates without any interest thereon.

Effects on Equity-Based Grants Outstanding Under Russell Corporation’s Stock Plans

Upon stockholder approval of the merger agreement, the vesting of stock options outstanding as of the date of the merger agreement will automatically accelerate so that each such stock option will become fully exercisable. Immediately prior to the effective time of the merger, each option that is unexpired, unexercised and outstanding, whether vested or unvested, will be cashed out by Russell Corporation for an amount equal to the number of shares of Russell Corporation common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of the merger consideration amount ($18.00) over the per share exercise price of such option, less any applicable withholding tax. In addition, all equity-based grants shall be cancelled by Russell Corporation in exchange for the entitlement to receive a cash payment from Russell Corporation in respect of such cancellation in an amount equal to the per share merger consideration ($18.00), less any applicable withholding taxes.

Certificate of Incorporation and Bylaws

The merger agreement provides that, after the effective time of the merger, the certificate of incorporation and the by-laws of merger sub, each as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and the by-laws of the surviving corporation in the merger, until each is changed or amended; provided that the certificate of incorporation will be amended such that the name of the surviving corporation will be “Russell Corporation”.

Directors and Officers of Russell Corporation Following the Merger

After the effective time of the merger, the members of the board of directors of merger sub will become the directors of the surviving corporation in the merger, until their successors are duly elected and qualified. After the effective time of the merger, the officers of merger sub immediately prior to the effective time shall be the initial officers of the surviving corporation in the merger, until their successors are duly appointed or elected and qualified

Representations and Warranties

We made a number of representations and warranties to Berkshire Hathaway and merger sub relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and filings with, governmental authorities relating to, the merger agreement and related matters with respect to Russell Corporation;

•	the inapplicability of our rights agreement to the merger;

•	documents and financial statements that Russell Corporation has filed with the Securities and Exchange Commission, or SEC, since January 1, 2004, lack of undisclosed liabilities, our compliance with the Sarbanes-Oxley Act of 2002 and other matters with respect to our internal controls and procedures;

•	in each case since December 31, 2005, the absence of: a material adverse effect on Russell Corporation; any material changes in accounting methods or practices; amendments to our certificate of incorporation or by-laws; payment or declaration of dividends; or reclassification, splitting or combination of our capital stock;

•	the absence of pending or threatened litigation or governmental orders or judgments against us;

•	our compliance with applicable laws, judgments and permits;

•	title to our real property and leasehold interests to our leased property;

•	our intellectual property;

•	environmental matters with respect to Russell Corporation;

•	tax matters with respect to Russell Corporation;

•	our relations and agreements with our employees;

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act;

•	affiliate transactions;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

•	contracts material to Russell Corporation;

•	our receipt of a fairness opinion from Goldman, Sachs & Co.;

•	the approval of the merger agreement and recommendation of the merger to stockholders by our board of directors;

•	the inapplicability of certain anti-takeover laws to the merger; and

•	the accuracy of information supplied by Russell Corporation in connection with this proxy statement.

Our representations and warranties expire at the effective time of the merger.

Berkshire Hathaway and merger sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and filings with governmental authorities relating to, the merger agreement and related matters with respect to Berkshire Hathaway and merger sub;

•	merger sub’s lack of prior operating activity;

•	their ownership of our common stock;

•	their lack of status as an “interested stockholder” (as such term is defined in Section 203 of the Delaware General Corporate Law) of Russell Corporation;

•	the sufficiency of Berkshire Hathaway’s capital resources to effect the merger;

•	Berkshire Hathaway’s engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

•	the accuracy of information supplied by Berkshire Hathaway and merger sub in connection with this proxy statement; and

•	the absence of pending or threatened litigation or governmental orders or judgments against Berkshire Hathaway or merger sub which would impair their ability to consummate the merger.

The representations and warranties of Berkshire Hathaway and merger sub expire at the effective time of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Berkshire Hathaway’s prior written consent, we will and will cause each of our subsidiaries to:

•	operate our and their businesses in manner consistent with our restructuring plan and in the ordinary course of business; and

•	use reasonable efforts to keep our business organization intact and maintain our existing relations with our customers, suppliers, employees and business associates.

In addition, we have also agreed that until the effective time of the merger, subject to certain exceptions and for actions taken in the ordinary course of business or with Berkshire Hathaway’s prior written consent, we will and will cause our subsidiaries to comply with specific restrictions relating to, among others:

•	amending our certificate of incorporation or by-laws;

•	splitting, combining or reclassifying our common stock or any outstanding capital stock of any of our subsidiaries;

•	other than continuing to pay regular quarterly cash dividends consistent with past practice, declaring, setting aside or paying any dividends on, or other distributions in respect of, our capital stock, issuing any additional shares of, or options, rights, convertible securities or other securities to sell or acquire, any shares of capital stock, or redeeming, purchasing or otherwise acquiring any of our capital stock other than redemptions pursuant to our stockholder rights plan;

•	acquiring, selling, leasing or disposing of any material assets, stock or other ownership interest in any our property or the properties of our subsidiaries;

•	merging or consolidating with, or acquiring a substantial portion of the assets of, any business, company, partnership, joint venture, association or other business organization (or division thereof) or any material assets;

•	adopting or amending any employee benefit plan, amending any employment or severance agreement or increasing in any manner the compensation of any employee;

•	assuming, guaranteeing, endorsing or otherwise becoming liable for any material obligations of any other person or making any material loans, advances or capital contributions to, or investments in, any other person;

•	materially changing any accounting methods or practices used by it unless required by GAAP or applicable law;

•	adopting any plan of complete or partial liquidation, dissolution, restructuring or other reorganization;

•	settling or compromising any material claim (including arbitration) or material litigation; and

•	committing or agreeing to take any of the actions described in the previous bullet points.

Limitation on Considering Other Acquisition Proposals

We have agreed that we and our subsidiaries will not, and will not authorize any of our or our subsidiaries’ directors, officers or employees, investment bankers, attorneys, consultants or other agents to, and will instruct our and our subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third party relating to an acquisition proposal;

•	afford access to the properties, books or records of Russell Corporation or any of its subsidiaries to any person that has made, or to Russell Corporation’s knowledge, is considering making, any acquisition proposal;

•	enter into any letter of intent or agreement in principle or any agreement or understanding providing for any acquisition proposal (except certain confidentiality agreements); or

•	propose publicly or agree to any of the foregoing relating to an acquisition proposal.

An “acquisition proposal” means any bona fide proposal, whether in writing or otherwise, made by a third party (other than Berkshire Hathaway or any of its subsidiaries) for (i) a merger, reorganization, consolidation or other business combination involving us or our subsidiaries, (ii) the acquisition by any party of 20% or more of the assets of us and our subsidiaries, taken together as a whole, or (iii) the acquisition by any party of 20% or more of the outstanding shares of any class of our capital stock or 20% or more of the voting power represented by our outstanding voting securities.

Our board of directors may nevertheless, in response to an unsolicited bona fide acquisition proposal that it determines, in its good faith judgment, to be reasonably expected to lead to a superior proposal (taking into account any revisions to the terms of the merger or the merger agreement proposed by Berkshire Hathaway) that is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points:

•	enter into discussions or negotiations with the person making the acquisition proposal; and

•	furnish to the person making the acquisition proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement.

provided that we notify Berkshire Hathaway orally and in writing of the material terms and conditions of such acquisition proposal and concurrently furnish the same information being provided to the person making such acquisition proposal to Berkshire Hathaway.

A “superior proposal” means any bona fide written acquisition proposal (provided, that for the purposes of this definition, such proposal shall be for or in respect of at least a majority of our outstanding shares of capital stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole), (A) that is on terms which our board of directors determines in good faith, after consultation with its outside legal counsel and financial adviser, to be more favorable to us and our stockholders than the merger, (B) for which financing, to the extent required, in the good faith reasonable judgment of our board of directors, is reasonably capable of being obtained by such person and (C) the conditions to consummation of which are, in the good faith reasonable judgment of our board of directors, reasonably capable of being satisfied.

We have agreed to advise Berkshire Hathaway within one business day of the receipt of any acquisition proposal or any request for confidential information by a person who has made or intends to make an acquisition proposal, to disclose to Berkshire Hathaway the identity of the person making any such acquisition proposal or request, and to keep Berkshire Hathaway fully informed in all material respects of any superior proposal.

Nothing in the merger agreement prevents our board of directors from withdrawing, modifying or qualifying its recommendation to our stockholders in favor of approval of the merger agreement if: (1) our board of directs has determined in good faith, after consultation with our outside legal counsel, that the failure of our board of directors to withdraw, modify or qualify its recommendation would be reasonably likely to result in a breach of our board of director’s fiduciary duties to our stockholders and (2) we provide Berkshire Hathaway with written notice of our board of directors’ intention to withdraw, modify or qualify its recommendation.

Benefits Arrangements

Following the merger and until the first anniversary of the effective time, the surviving corporation and its subsidiaries will provide (i) individuals who remain employed by the surviving corporation or its subsidiaries with base salary and benefits (other than participation in performance bonus plans) that are not less favorable in the aggregate than those provided to employees of Russell Corporation immediately prior to the date of the merger agreement and provide each such individual who participates in Russell Corporation’s executive incentive plan the opportunity to participate in a performance bonus plan with a target percentage of base salary equal to such individual’s current target percentage of base salary, and (ii) individuals who are employed by Russell Corporation and its subsidiaries immediately prior to the effective time of the merger and whose employment is terminated within the first 12 months following the effective time, with severance payments and benefits that are no less favorable than those available to employees of Russell Corporation and its subsidiaries.

In addition, Berkshire Hathaway will ensure that Russell Corporation’s employees’ service with Russell Corporation or its subsidiaries prior to the completion of the merger will be given full credit for purposes of eligibility, vesting and determination of the level of benefits. With respect to Russell Corporation employees who remain employees of the surviving corporation or its subsidiaries and their eligible dependents, Berkshire Hathaway will use reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable under any Berkshire Hathaway or surviving corporation plan that provides health benefits, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred under the Russell Corporation health plans and (iii) waive any waiting period limitation or evidence of insurability requirement that would other wise be applicable to such employees or their eligible dependents.

Upon completion of the merger, Berkshire Hathaway shall pay, or cause the surviving corporation to pay, each employee of Russell Corporation who remains employed by the surviving corporation or its subsidiaries, a pro-rata portion of such employee’s annual 2006 bonus targeted bonus award.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

Berkshire Hathaway and Russell Corporation are obligated to effect the merger only if the following conditions are satisfied or waived:

•	the merger agreement is approved by our stockholders at the special meeting;

•	no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any governmental entity or court which prohibits the consummation of the merger; and

•	the waiting period required under the HSR Act shall have terminated or expired and no other governmental antitrust or competition approval in connection with the consummation of the merger which are required or deemed necessary by Berkshire Hathaway in its good faith reasonable judgment remains outstanding.

Berkshire Hathaway will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a material adverse effect on Russell Corporation;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement prior to the closing of the merger; and

•	we have delivered to Berkshire Hathaway a certificate signed by our Chief Executive Officer and Chief Financial Officer certifying to the effect that the conditions set forth above have been satisfied.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Berkshire Hathaway’s representations and warranties made pursuant to the merger agreement are true and correct as of signing and closing, except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a material adverse effect on Berkshire Hathaway;

•	each of Berkshire Hathaway and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the closing date of the merger; and

•	Berkshire Hathaway has delivered to us a certificate signed by its Chief Executive Officer and Chief Financial Officer certifying to the effect that the conditions set forth above have been satisfied.

Termination of the Merger Agreement

Berkshire Hathaway and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent;

•	by either Berkshire Hathaway or us, if the merger has not been completed by September 30, 2006, with such date to be extended to October 31, 2006, if certain required regulatory approvals are not received (the later of such dates, the “drop-dead date”);

•	by either Berkshire Hathaway or us, if any permanent governmental restraint prohibiting the merger or Berkshire Hathaway’s right to hold or exercise ownership of Russell Corporation’s common stock is in effect and has become final and nonappealable;

•	by either Berkshire Hathaway or us, if our stockholders do not approve the merger agreement at the special meeting;

•	by us if, prior to the receipt of our stockholder approval, our board of directors authorizes us to accept a definitive agreement providing for a superior proposal, and we pay to Berkshire Hathaway a termination fee of $22 million;

•	by Berkshire Hathaway if, prior to the receipt of our stockholder approval, our board of directors:

•	withdraws, modifies or qualifies its recommendation in a manner adverse to Berkshire Hathaway;

•	shall have recommended another acquisition proposal; or

•	fails to call or hold the special meeting as required by the merger agreement;

•	by us if, (i) Berkshire Hathaway or merger sub has breached any of their representations, warranties, covenants or agreements set forth in the merger agreement or (ii) any of their representations or warranties become untrue such that, in the case of either (i) or (ii), the condition relating to Berkshire Hathaway’s and merger sub’s representations and warranties is not fulfilled and, in the case of (i), provided that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof is received by Berkshire Hathaway; or

•	by Berkshire Hathaway if, (i) we have breached any of our representations, warranties, covenants or agreements set forth in the merger agreement or (ii) any of our representations or warranties become untrue such that, in the case of either (i) or (ii), the condition relating to our representations and warranties is not fulfilled and, in the case of (i), provided that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof is received by us.

Termination Fees and Expenses

The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay Berkshire Hathaway a termination fee of $22 million if:

•	We terminate the merger agreement as a result of our board of directors authorizing us to accept a definitive agreement providing for a superior proposal; or

•	Berkshire Hathaway terminates the merger agreement after our board of directors:

•	withdraws, modifies or qualifies its recommendation to our stockholders in favor of the approval of the merger agreement in a manner adverse to Berkshire Hathaway;

•	shall have recommended another acquisition proposal; or

•	fails to call or hold the special meeting as required by the merger agreement and within 1 year of such termination we consummate an acquisition that is the subject of an acquisition proposal; or

•	Berkshire Hathaway terminates the merger agreement after an acquisition proposal shall have been made known to us or shall have been made directly to our stockholders generally or any person shall have publicly announced an intention to make an acquisition proposal, and thereafter (i) the merger is not consummated by the drop-dead date or (ii) our stockholders do not approve the merger agreement at the special meeting, and, in the case of either (i) or (ii), such proposed acquisition proposal is consummated within 1 year of such termination.

Indemnification and Insurance for Russell Corporation’s Directors and Officers

Berkshire Hathaway will, and will cause the surviving corporation of the merger to, indemnify, defend and hold harmless any current or former officer, director, employee or agent of Russell Corporation or its subsidiaries, in their capacities as such, to the same extent such persons are indemnified by Russell Corporation as of the date of the merger agreement, for any actions pertaining to any matter or fact arising, existing or occurring prior to the effective time of the merger or arising out of the merger agreement, to the fullest extent permitted by applicable law. Berkshire Hathaway or the surviving corporation will also be required to advance expenses to indemnified persons, provided that the indemnified persons undertake to reimburse the advanced amounts in the event it is determined that such person is not entitled to indemnification.

For six years after the effective time of the merger, the surviving corporation will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation’s obligation to provide this insurance coverage is subject to a cap of an amount equal to 200% of current annual premiums for insurance coverage. The surviving corporation is permitted to substitute a “tail” insurance policy for our existing insurance policy so long as it provides comparable coverage. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the surviving corporation is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed 200% of current annual premiums.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, an effect which is materially adverse to the financial condition, business or results of operations of us or our subsidiaries, taken as a whole, but excludes any effect resulting from or arising out of:

•	seasonal fluctuations in our business or the business of our subsidiaries;

•	any acts of terrorism, war, national or international calamity or any other similar event;

•	the taking of any action required by, or the failure to take any action prohibited by, the merger agreement;

•	the announcement or pendency of the merger agreement or the merger (including any stockholder litigation therewith);

•	general economic, business, financial or market conditions;

•	conditions affecting any of the industries or industry sectors in which we or our subsidiaries operate; or

•	any change in law, rule or regulation or GAAP, or any interpretation of any of the foregoing.

Extension, Waiver and Amendment of the Merger Agreement

Russell Corporation and Berkshire Hathaway may amend the merger agreement at any time prior to the closing of the merger. However, after stockholder approval of the merger agreement has been obtained, no amendment can be made that by law would require approval by Russell Corporation stockholders without obtaining such further approval.

Either Russell or Berkshire Hathaway may waive any failure of any of the parties to comply with any obligation, covenant, agreement or condition under the merger agreement.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 1, 2006, as to shares of Russell Corporation common stock held by persons known to us to be the beneficial owners of more than five percent of Russell Corporation common stock based upon information publicly filed by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (5)
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,789,740	(1)	7.8%

M&G Investment Management Limited Governor’s House Laurence Pountney Hill London, England EC4R 0HH	3,335,000	(2)	9.3%

NFJ Investment Group, L.P. 2100 Ross Avenue, Suite 1840 Dallas, TX 75201	1,945,300	(3)	5.4%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	2,401,488	(4)	6.7%

(1)	From Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006, which states that Dimensional Fund Advisors, Inc., in its capacity as investment adviser or manager, has sole voting and dispositive power with respect to 2,789,740 shares and shared voting and dispositive power with respect to no shares.
(2)	From Schedule 13G filed with the Securities and Exchange Commission on February 27, 2006, which states that M&G Investment Management Limited, in its capacity as investment adviser or manager, and its investment advisory client M&G Investment Funds 1, each have shared voting and shared dispositive power with respect to 3,335,000 shares and sole voting and dispositive power with respect to no shares.
(3)	From Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, which states that NFJ Investment Group, L.P., in its capacity as investment adviser or manager, has sole voting and dispositive power with respect to 1,945,300 shares and shared voting and dispositive power with respect to no shares.
(4)	From Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006, which states that Franklin Advisory Services, LLC (an investment adviser subsidiary of Franklin Resources, Inc.), in its capacity as investment adviser or manager, has sole voting power with respect to 2,397,203 shares, sole dispositive power with respect to 2,401,103 shares and shared voting and dispositive power with respect to no shares. Fiduciary Trust Company, another investment advisory subsidiary of Franklin Resources, Inc., has sole voting and dispositive power with respect to 385 shares.
(5)	For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

The following table sets forth, as of March 1, 2006, unless otherwise indicated, information regarding the beneficial ownership of Russell Corporation common stock held by each director, by each named executive officer and by all directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership
Individual or Group	Sole Voting And Investment Power		Options Exercisable Within 60 Days	Other Beneficial Ownership		Total Beneficial Ownership	Percent of Class (6)
John F. Ward	228,299	(1)	1,146,212	15,000	(2)	1,389,511	3.9%
Herschel M. Bloom	13,094		16,468	0		29,562	*
Ronald G. Bruno	23,612		16,468	0		40,080	*
Arnold W. Donald	7,756		0	0		7,756	*
Rebecca C. Matthias	11,670		0	0		11,670	*
C.V. Nalley III	31,349		24,446	0		55,795	*
Margaret M. Porter	9,363		16,468	0		25,831	*
Mary Jane Robertson	8,807		30,168	0		38,975	*
John R. Thomas	105,320		16,468	649,124	(3)	770,912	2.1%
John A. White	15,315		16,468	2,404	(4)	34,187	*
Julio A. Barea	17,200	(1)	0	0		17,200	*
Floyd G. Hoffman	17,105	(1)	110,000	600,960	(5)	728,065	2.0%
Robert D. Koney, Jr.	25,067	(1)	0	600,960	(5)	626,027	1.7%
Calvin S. Johnston	10,370	(1)	0	0		10,370	*
All Executive Officers and Directors as a group (18 persons)	565,702		1,397,216	1,267,488		3,230,406	9.0%

*	Represents less than one percent (1%).
(1)	For Messrs. Ward, Barea, Hoffman, Koney and Johnston, respectively, includes 45,000, 15,000, 6,000, 12,000, and 7,500 shares of time lapse restricted stock granted in 2003 to Mr. Barea and in 2006 to all other named executive officers. Vesting of all shares of restricted stock is contingent upon continued employment until the applicable vesting date.
(2)	Shares owned by Mr. Ward’s spouse. Mr. Ward disclaims beneficial ownership of such shares.
(3)	Includes (i) 3,120 shares held by Mr. Thomas as executor of an estate, (ii) 454,248 shares owned indirectly by Mr. Thomas as general and limited partner in two limited partnerships, (iii) 3,500 shares owned by Mr. Thomas’ spouse; (iv) 32,372 shares held by a trust of which Mr. Thomas is one of three trustees; and (v) 155,884 shares held in the John Russell Thomas Children’s Trust, of which Mr. Thomas is the trustee.
(4)	Shares held by John and Mary Lib White Revocable Trust, under which Dr. White, as co-trustee, shares voting and investment power.
(5)	Shares held by Russell Corporation’s pension plan. Mr. Hoffman and Mr. Koney are members of the Administrative Committee for the pension plan, and in that capacity share the right to direct the voting and disposition of such shares. Mr. Hoffman and Mr. Koney disclaim beneficial ownership of such shares.
(6)	For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, which is tentatively scheduled to be held on April 25, 2007, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. However, in order for such proposals to be considered for inclusion in the proxy statement of Russell Corporation relating to such annual meeting, such proposals must have been received by Russell Corporation not later than November 28, 2006.

If a stockholder fails to notify Russell Corporation on or before February 11, 2007 of a proposal (other than proposals for inclusion in the proxy statement) which such stockholder intends to present at Russell Corporation’s 2007 annual meeting, the stockholder shall not have provided timely notice of the proposal. If the stockholder presents the proposal at Russell Corporation’s annual meeting, the holders of the board of directors’ proxies at that meeting may use their discretionary voting authority with respect to the proposal, regardless of whether the proposal was discussed in Russell Corporation’s proxy statement for the meeting.

Any stockholder notice and any request for a copy of Russell Corporation’s By-Laws should be in writing and addressed to: Floyd G. Hoffman, Senior Vice President, Corporate Development, General Counsel & Secretary, Russell Corporation, 3330 Cumberland Blvd, Suite 800, Atlanta, Georgia 30339, (678) 742-8000.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

WHERE YOU CAN FIND MORE INFORMATION

We and Berkshire Hathaway file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we and Berkshire Hathaway file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Banks and Brokers Please Call: (212) 750-5833

Stockholders Please Call: (888) 750-5834

You should not send in your Russell Corporation certificates until you receive the transmittal materials from the exchange agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 19, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, Innisfree M&A Incorporated at (212) 750-5833 (banks and brokers) or (888) 750-5834 (all others, toll free) if you have any questions about this proxy statement or the merger, or need assistance with the voting procedures.

CERTAIN INFORMATION REGARDING RUSSELL CORPORATION AND BERKSHIRE HATHAWAY

Russell Corporation has supplied all information relating to Russell Corporation, and Berkshire Hathaway has supplied all information contained in this proxy statement relating to Berkshire Hathaway and F Subsidiary, Inc. Some of the important business and financial information relating to Russell Corporation that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows Russell Corporation to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Russell Corporation has previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.

The following Russell Corporation filings with the SEC (all filed under file number 1-5822):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, as amended;

•	Current Report on Form 8-K with a filing date of April 18, 2006;

•	Current Report on Form 8-K with a filing date of May 4, 2006; and

•	Current Report on Form 8-K with a filing date of May 23, 2006.

Russell Corporation also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of Russell Corporation stockholders or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Russell Corporation

3330 Cumberland Blvd, Suite 800

Atlanta, Georgia 30339

Attention: Roger Holliday, Vice President Investor Relations

Telephone: 678-742-8181

If you would like to request documents from us, please do so by July 25, 2006, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the Securities and Exchange Commission are also promptly available at the investor relations tab of our website, http://www.russellcorp.com.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HATHAWAY INC.

F SUBSIDIARY, INC.

and

RUSSELL CORPORATION

April 17, 2006

A-i

A-ii

TABLE OF DEFINED TERMS

Acquisition Proposal	Section 4.4(e)(i)
Affiliate	Section 2.18
Agreement	Preamble
Antitrust Order	Section 4.8(c)
Award	Section 4.3(d)
Award Agreement	Section 4.3(d)
Benefit Plans	Section 2.9(a)
Board of Directors	Recitals
Cash-Based Awards	Section 1.8(b)
Certificate of Merger	Section 1.3
Certificates	Section 1.8(b)
Change of Recommendation	Section 4.4(c)
Claim	Section 4.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.9(b)
Company	Preamble
Company Board Recommendation	Section 4.7(b)
Company Common Stock	Section 1.7
Company Disclosure Documents	Section 2.16(a)
Company Disclosure Letter	ARTICLE II
Company Equity Plans	Section 1.10(b)
Company Intellectual Property	Section 2.17(b)
Company Material Adverse Effect	Section 2.1(a)
Company Permits	Section 2.11(b)
Company Phantom Equity Plans	Section 1.10(b)
Company Preferred Stock	Section 2.2(a)
Company SEC Documents	Section 2.5
Company Stockholder Approval	Section 4.7(a)(i)
Company Stock Option Plans	Section 1.10(a)
Company Stock Options	Section 1.10(a)
Confidentiality Agreement	Section 4.2
D&O Insurance	Section 4.6(d)
DGCL	Recitals
Dissenting Shares	Section 1.9
DOJ	Section 4.8(a)
Effective Time	Section 1.3
Employee	Section 4.3(a)
Employee Agreements	Section 2.9(a)
Entity	Section 7.4(a)(i)
Environmental Law	Section 2.12(c)(i)
Environmental Permit	Section 2.12(c)(ii)
Equity Based Awards	Section 1.10(b)
ERISA	Section 2.9(a)
ERISA Affiliate	Section 2.9(a)
Exchange Act	Section 2.4
Executive Incentive Plan	Section 4.3(d)
Final Order	Section 6.1(b)(ii)
Foreign Antitrust Laws	Section 2.4
Fruit	Section 7.10

A-iii

FTC	Section 4.8(a)
GAAP	Section 2.1(a)
Goldman, Sachs	Section 2.18
Governmental Entity	Section 2.4
Hazardous Substance	Section 2.12(c)(iii)
HSR Act	Section 2.4
Indemnified Party	Section 4.6(a)
IRS	Section 2.13(d)
Knowledge	Section 7.4(a)(ii)
Law	Section 2.11(a)
Legal Proceeding	Section 4.8(b)
Material Contracts	Section 2.4
Merger	Recitals
Merger Consideration	Section 1.7(c)
Merger Sub	Preamble
Parent	Preamble
Parent Material Adverse Effect	Section 3.1
Paying Agent	Section 1.8(a)
PBGC	Section 2.9(d)
Performance Shares	Section 1.8(b)
Performance Unit	Section 1.8(b)
Person	Section 7.4(a)(iii)
Proxy Statement	Section 4.7(a)(ii)
Release	Section 2.12(c)(iv)
Representatives	Section 4.4(a)
Rights	Section 2.2(a)
Rights Agreement	Section 2.2(a)
Sarbanes-Oxley Act	Section 2.6
SEC	Section 2.5
Securities Act	Section 2.4
Shares	Section 1.7
Special Meeting	Section 4.7(a)(i)
Subsidiary	Section 2.1(b)
Superior Proposal	Section 4.4(e)(ii)
Surviving Corporation	Section 1.1
Taxes	Section 2.13(g)(i)
Tax Return	Section 2.13(g)(ii)
Termination Date	Section 6.1(b)(i)
Termination Fee	Section 6.3(a)
Title IV Plan	Section 2.9(d)

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 17, 2006 (this “Agreement”), by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), F Subsidiary, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Merger Sub”), and Russell Corporation, a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Board of Directors”) has approved this Agreement and the transactions contemplated hereby in accordance with the State of Delaware General Corporation Law (the “DGCL”), and deem it advisable and in the best interests of the Company’s stockholders, that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have taken all necessary corporate action to approve the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, and intend to be legally bound, as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at or be directed from the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m., local time, on the first business day after the conditions to the parties’ obligation to effect the Merger contained in Article V have been satisfied or waived (the “Closing Date”), unless another date or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed, filed and recorded in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time of the filing with the Secretary of State of the State of Delaware of such certificate of merger in accordance with the relevant provisions of the DGCL or at such later time as shall be specified in the certificate of merger (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 1.5 Certificate of Incorporation and By-Laws. Subject to Section 4.6(b) hereof, the certificate of incorporation and by-laws of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation, provided that Article First of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: “FIRST” The name of the Corporation is Russell Corporation.”

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

Section 1.7 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the holders of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (referred to herein as either the “Shares” or “Company Common Stock”) or the common stock of the Parent:

(a) Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary (as defined below) of Parent, and any shares of Company Common Stock owned by the Company as treasury stock, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore.

(c) Exchange of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 1.7(b) hereof and any Dissenting Shares (if applicable and as defined in Section 1.9 hereof)), shall be converted automatically into and shall thereafter represent the right to receive $18.00 in cash without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 1.8 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8 hereof, without interest.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change.

Section 1.8 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive and make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.7(c) hereof. When and as needed, Parent shall deposit or cause to be deposited with the Paying Agent such funds in trust for the benefit of the holders of shares of Company Common Stock for exchange in accordance with Section 1.7 hereof, for timely payment hereunder. Such funds shall be invested by the Paying Agent as reasonably directed by Parent or the Surviving Corporation, with any net profit resulting from, or interest or income produced by, such investments payable to Parent; provided, however, that no such investment or loss thereon shall reduce the amounts payable to holders of Company Common Stock pursuant to this Article I.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 1.7 hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.8.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(d) Termination of Fund; No Liability. At any time following one year after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of their Certificates, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined below) or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

Section 1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not have any of such Shares converted into or become exchangeable for the right to receive the Merger Consideration, and holders of such Shares shall be entitled only to such rights as are granted by such Section 262, including the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without interest thereon, as provided in Section 1.7(c) hereof. Notwithstanding anything to the contrary contained in this Section 1.9, if this Agreement is terminated prior to the Effective Time, then the right of any holder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL relating to rights of appraisal which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.10 Company Option Plans; Equity Based Awards.

(a) Immediately prior to the Effective Time, all options to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement or agreement that provide for the grant of Company Stock Options (the “Company Stock Option Plans”) shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, immediately prior to the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option (whether or not vested at the time of such cancellation) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, reduced by any income or employment Tax required to be withheld with respect to such payment.

(b) Immediately prior to the Effective Time, all stock appreciation rights, restricted stock units or other phantom equity based awards (the “Equity Based Awards”) granted under any plan, arrangement or agreement that provides for the grant of Equity Based Awards (the “Company Phantom Equity Plans”, and together with the Company Stock Option Plans, the “Company Equity Plans”), shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive, immediately prior to the Effective Time, a cash payment from the Company in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Equity Based Awards (whether or not vested at the time of such cancellation) and (y) the excess, if any, of the Merger Consideration over the exercise price or strike price (or equivalent thereof, as applicable) per share of Company Common Stock subject to such Equity Based Awards, reduced by any income or employment tax required to be withheld with respect to such payment. This Section 1.10(b) shall not apply to Cash-Based Awards (each a “Cash-Based Award”), Performance Shares (each a “Performance Share”) or Performance Units (each a “Performance Unit”) under the Executive Incentive Plan, the treatment of which is governed by Section 4.3(d).

(c) Prior to the Effective Time, Parent and the Company shall use their respective reasonable efforts to establish a procedure to effect the surrender of the Company Stock Options and Equity Based Awards contemplated by this Section 1.10. Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof), will adopt appropriate resolutions and take such other actions necessary or appropriate to provide that (i) the Company Equity Plans and all awards issued thereunder (including, without limitation, the Company Stock Options and Equity Based Awards) will terminate immediately prior to the Effective Time and (ii) the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity of the Company shall be of no further force or effect and shall terminate as of immediately prior to the Effective Time. Prior to the

Closing, the Company shall take all necessary and appropriate actions to give effect to, and accomplish, the transactions contemplated by this Section 1.10, including but not limited to the payments contemplated by Sections 1.10(a) and 1.10(b) immediately prior to the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents or in the disclosure letter delivered to Parent and Merger Sub immediately prior to or at the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Organization of the Company and its Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so would not, individually or in the aggregate, have a Company Material Adverse Effect. For the purposes of this Agreement, “Company Material Adverse Effect” means an effect which is materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any effect resulting from or arising out of (A) seasonal fluctuations in the business of the Company and its Subsidiaries, (B) any acts of terrorism, war, national or international calamity or any other similar event, (C) the taking of any action required by, or the failure to take any action prohibited by, this Agreement, (D) the announcement or pendency of the Agreement or the Merger (including stockholder litigation in connection therewith), (E) general economic, business, financial or market conditions, (F) conditions affecting any of the industries or industry sectors in which the Company or any of its Subsidiaries operates, or (G) any change in law, rule or regulation or accounting principles generally acceptable in the United States (“GAAP”) or interpretation of any of the foregoing.

(b) Each Subsidiary of the Company is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate, partnership or limited liability company power and authority to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so would not have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Subsidiary” means, with respect to any party, any corporation, partnership or other Entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 2.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share (the

“Company Preferred Stock”), of which 500,000 have been designated as Series A Junior Participating Preferred Stock. As of March 31, 2006, (i) 33,184,790 shares of Company Common Stock were issued and outstanding (excluding treasury stock), (ii) 500,000 shares of Company Preferred Stock issuable pursuant to the Rights Agreement, dated as of September 15, 1999, between the Company and Sun Trust Bank, Atlanta, as Rights Agent, as amended by the Amendment to Rights Agreement dated as of April 27, 2005, between the Company and SunTrust Bank (formerly known as Sun Trust Bank, Atlanta), as Rights Agent (the “Rights Agreement”) were reserved for issuance in connection with the rights issued pursuant to the Rights Agreement (the “Rights”), (iii) 8,654,614 shares of Company Common Stock were issued and held in the treasury of the Company, and (iv) there were no shares of Company Preferred Stock issued and outstanding. From March 31, 2006 through the date hereof, no additional shares of capital stock have been issued (except for shares of Company Common Stock and options therefore issued pursuant to Company Equity Plans). As of the date of this Agreement, 2,822,637 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans of which 2,577,497 shares of Company Common Stock were issuable pursuant to outstanding Company Stock Options and 1,178,875 shares were subject to Equity Based Awards. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, and non-assessable. Except as disclosed in Section 2.2(a) of the Company Disclosure Letter, as of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company.

Section 2.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 4.7 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) filings pursuant to foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (c) applicable requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (c) the filing of the Certificate of Merger, and (d) applicable requirements under corporation or “blue sky” laws of various states, or matters specifically described in this Agreement, the transactions contemplated hereby do not require any consent, approval, compliance exemption, authorization or other action by, or filing with any United States or foreign court, legislative, executive or regulatory authority or agency (a “Governmental Entity”), except for the filings or approvals which are not required prior to the consummation of the Merger or where the failure to take such action or make such filing would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 2.4(ii) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificates of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound and which has been filed as an exhibit to the Company SEC Documents (the “Material Contracts”), (iii) violate any material order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) except as specified in the immediately preceding sentence, require on the part of the Company any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.5 SEC Reports and Financial Statements. Since January 1, 2004, the Company has filed or furnished all reports required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act and the Securities Act (as such documents have been amended since the date of their filing, collectively, the “Company SEC Documents”). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and other adjustments described therein, including in the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 2.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2005. Except as disclosed in Section 2.6 of the Company Disclosure Letter, the Company is unaware of any “significant deficiencies,” as defined by the Public Company Accounting Oversight Board, in the structure or application of its internal control over financial reporting.

Section 2.7 No Undisclosed Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business since December 31, 2005, (b) disclosed in the Company SEC Documents, or (c) incurred in connection with the transactions contemplated by this Agreement, since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.8 Absence of Certain Changes. Except as (a) disclosed in Section 2.8 of the Company Disclosure Letter or (b) required or permitted by this Agreement, since December 31, 2005 and through the date hereof, (i) there has not occurred any change, effect, event or occurrence that would have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the Company has not (a) amended its certificate of incorporation or by-laws; (b) split, combined or reclassified the Company Common Stock or any capital stock of any of the Subsidiaries of the Company; (c) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock; or (d) materially changed the Company’s accounting methods, except as required by GAAP or applicable law.

Section 2.9 Employee Benefit Plans; ERISA.

(a) Section 2.9(a) of the Company Disclosure Letter sets forth a list of all material employee benefit plans, (including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed a “single employer” within the meaning of section 4001(b)(15) of ERISA (“Benefit Plans”) and all material employment and severance agreements with employees of the Company (“Employee Agreements”). True and complete copies of all Employee Agreements, including all amendments to date, have been made available to Parent by the Company.

(b) With respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred to the Knowledge of the Company since the date of such determination that could materially adversely affect such qualification or exempt status; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the Knowledge of the Company, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; and (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that give rise to or might reasonably be expected to give rise to material liability on the part of the Company.

(c) No Benefit Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA, nor is any Benefit Plan a plan described in section 4063(a) of ERISA.

(d) Each of the Benefit Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to in this Section 2.9 as a (“Title IV Plan”). No liability under Title IV or section 302 of ERISA has been incurred by the Company or by any ERISA Affiliate that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). Insofar as the representation made in this Section 2.9(d) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the 5-year period ending on the last day of the most recent plan year ended prior to the Closing Date. The PBGC has not instituted proceedings to terminate any Title IV Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. In connection with the freezing of the Company’s defined benefit plans, the Company has complied in all material respects with the applicable provisions of the Code and ERISA (including, without limitation, providing timely notices to participants and affected employee organizations).

(e) Except as disclosed in Section 2.9(e) of the Company Disclosure Letter, no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. Except as disclosed in Section 2.9(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

Section 2.10 Litigation. Except as disclosed in Section 2.10 of the Company Disclosure Letter, as of the date hereof, there are no (a) actions, suits, inquiries, claims or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, which, in the case of either (a) or (b), would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11 Compliance with Laws; Permits.

(a) Except as disclosed in Section 2.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in substantial compliance with and are not in default under or in violation of any applicable material federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment or order, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a “Law” and collectively, “Laws”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.12 Environmental Matters.

(a) Except (i) as disclosed in Section 2.12(a) of the Company Disclosure Letter or (ii) as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits necessary for the conduct of its business;

(ii) there has been no penalty or fine assessed, and no investigation, action, claim, suit or proceeding pending or, to the Knowledge of the Company, threatened by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law, which has not been resolved in all material respects; and

(iii) to the Knowledge of the Company, the Company has not disposed or Released any Hazardous Substances at, on, above, under or from any properties currently owned, leased, operated or used by the Company or any Subsidiary of the Company that are reasonably likely to require an investigation or remediation pursuant to applicable Environmental Law.

(b) The representations and warranties set forth herein are the Company’s sole and exclusive representation and warranties with respect to environmental matters.

(c) For the purposes of this Section 2.12,

(i) “Environmental Law” means any foreign, federal, state or local Law regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances;

(ii) “Environmental Permit” means any permit, license, authorization or consent required to be obtained by the Company or its Subsidiaries from any Governmental Entity pursuant to applicable Environmental Laws to enable the Company and its Subsidiaries to conduct their businesses in substantially the manner they are being conducted as of the date of the Agreement;

(iii) “Hazardous Substance” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import under any Environmental Law, or (iii) is regulated under any Environmental Law; and

(iv) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, or seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials of Hazardous Substances into or through , into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

Section 2.13 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due and owing on such Tax Returns have been timely paid, except for such amounts as would not, individually or in the aggregate, be material.

(b) The most recent financial statements contained in the Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements.

(c) Except as disclosed in Section 2.13(c) of the Company Disclosure Letter, there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes or material Tax Return of the Company or its Subsidiaries; to the Knowledge of the Company; no material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount of Taxes are pending.

(d) The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation have lapsed) for all years through 2002. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(e) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f) The representations and warranties set forth herein are the Company’s sole and exclusive representation and warranties with respect to tax matters.

(g) For the purposes of this Agreement,

(i) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and

(ii) “Tax Return” means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 2.14 Labor Relations. Except as disclosed in Section 2.14 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries are party to any collective bargaining agreement. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices and terms and conditions of employment; (b) none of the Company or any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (c) there is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened or being carried out against the Company or its Subsidiaries; and (d) neither the Company or any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

Section 2.15 Real Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, except for properties and assets that have been disposed of in the ordinary course of business since December 31, 2005, free and clear of all liens (except for liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company and its Subsidiaries as of the date hereof or as disclosed in Section 2.15 of the Company Disclosure Letter).

Section 2.16 Proxy Statement.

(a) Each document filed by the Company with the SEC or distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including, without limitation, the Proxy Statement, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of filing of such Company Disclosure Documents, or any supplement or amendment thereto and at the time of any distribution and dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.16 will not apply to any statements or omissions which are based on information furnished to the Company by or on behalf of Parent or Merger Sub and that are included in the Company Disclosure Documents.

Section 2.17 Intellectual Property.

(a) Except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, as of the date hereof, there are no pending or threatened claims of which the Company or its Subsidiaries have been given written notice, by any person against their use of any Company Intellectual Property. The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) For the purposes of this Section 2.17, “Company Intellectual Property” shall mean each of the following owned by the Company: (a) trademarks, service marks, trade names and Internet domain names, together with all goodwill connected therewith or symbolized thereby; (b) patents (including any continuations and continuations in part); (c) copyrights; (d) trade secrets and know-how; (e) other intellectual property rights; and (f) registrations and applications for registration of any of the foregoing.

Section 2.18 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) (“Affiliates”), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co. (“Goldman, Sachs”).

Section 2.19 Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman, Sachs, its financial advisor in connection with the transactions contemplated by this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 2.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders, and (C) subject to Section 4.4, resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 2.21 Material Contracts. As of the date of this Agreement, other than the Material Contracts (i) there is no contract, agreement or understanding required to be described in or filed as an exhibit to any Company SEC Document and (ii) neither the Company nor any of its Subsidiaries is a party to or bound by any contract containing any covenant materially limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.22 Transactions with Affiliates. Since the date the Company’s last proxy statement was filed with the SEC filed, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.23 Anti-Takeover Provision; Rights Plan.

(a) No “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement. Except for the Rights and related Rights Agreement, the Company is not a party to any stockholder rights agreement or otherwise subject to a stockholder rights plan or similar arrangement.

(b) The Company has taken all actions necessary (subject only to execution by the Rights Agent, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely as a result of this Agreement or the transactions contemplated hereby and (ii) a Distribution Date (as defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (c) provide that the Expiration Date (as defined in the Rights Agreement) shall occur concurrently with the Effective Time.

Section 2.24 No Other Representations. Except as specifically set fort in this Article II, the Company has not made, and neither Parent nor Merger Sub has relied upon, any other representations or warranties, whether express or implied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be duly qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Material Adverse Effect” means an effect that has a material adverse effect upon Parent or Merger Sub’s ability to consummate the Merger.

Section 3.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the each of Parent and Merger Sub, as the case may be, (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, (b) filings pursuant to any Foreign Antitrust Law, (c) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, and (d) applicable requirements under corporation or “blue sky” laws of various states, or matters specifically described in this Agreement, the transactions contemplated hereby do not require any consent, approval, compliance exemption, authorization or other action by, or filing with any Governmental Entity, except for the filings or approvals which are not required prior to the consummation of the Merger or where the failure to take such action or make such filing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws of Parent, Merger Sub or any of their respective Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent or any of its Subsidiaries is a party, (iii) violate any material order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their properties or assets, or (iv) except as specified in the immediately preceding sentence, require on the part of Parent or any of it Subsidiaries any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.4 Disclosure Documents. The information with respect to Parent and Merger Sub that Parent and Merger Sub, as the case may be, furnishes to the Company in writing for use in the Company Disclosure Documents (including the Proxy Statement), at the respective times of the filing with the SEC and distribution or dissemination thereof, and in the case of the Proxy Statement, if applicable, at the date it or any amendment or supplement is first mailed to stockholders and at the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.5 Sufficient Funds. As of the date hereof, Parent has, and Parent will make available to Merger Sub at the Closing Date, sufficient cash or other sources of immediately available funds to enable it to pay the Merger Consideration as required by this Agreement.

Section 3.6 Share Ownership. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as those terms are defined in Rule 12b-2 under the Exchange Act) directly or indirectly owns, beneficially or otherwise, and since January 1, 2003 none of Parent, Merger Sub or any of their respective “affiliates” or “associates” has directly or indirectly owned, beneficially or otherwise, any Shares.

Section 3.7 Merger Sub’s Operations. Merger Sub is an indirect wholly-owned subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 3.8 Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is or has been during the past three years an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company.

Section 3.9 Brokers or Finders. Parent and Merger Sub each represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.10 Litigation. As of the date hereof, there are no (a) actions, suits, inquiries, claims or proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or Merger Sub or any of their respective Subsidiaries, or any of their respective properties at law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, which would impair in any material respect the ability of each of Parent and Merger Sub to perform its respective obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations of the Company. From the date hereof until the Effective Time, the Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent:

(a) the Company and its Subsidiaries shall continue to operate in a manner which is consistent with the Company’s restructuring plan as described in the Company SEC Documents, and to the extent consistent therewith, (i) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and (ii) each of the Company and its Subsidiaries shall use its reasonable efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

(b) the Company will not, directly or indirectly, (i) amend its certificate of incorporation or by-laws; or (ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

(c) neither the Company nor any of its Subsidiaries shall: (i) other than continuing to pay regular quarterly cash dividends on the Company Common Stock consistent with past practice, declare, set aside or pay any dividend or other distribution with respect to its capital stock (other than dividends from any of the Company’s Subsidiaries to the Company or any of the Company’s other Subsidiaries); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to sell or acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Company Common Stock reserved for issuance on the date hereof upon exercise of Rights outstanding on the date hereof and pursuant to the Rights Agreement or issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than redemption pursuant to the Rights Agreement of the Rights outstanding on the date hereof;

(d) neither the Company nor any of its Subsidiaries shall acquire, sell, lease or dispose of any material assets, stock, or other ownership interest in any of its properties or Subsidiaries other than in the ordinary course of business;

(e) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof that would be material to the Company and its Subsidiaries, taken as a whole, or (ii) any assets that would be material to the Company and its Subsidiaries taken as a whole, except for purchases in the ordinary course of business;

(f) neither the Company nor any of its Subsidiaries shall, except as contemplated by this Agreement, enter into, adopt or materially amend any employee Benefit Plans or amend any employment or severance agreement or increase in any manner the compensation of any employees, except in the case of any increase in compensation for non-officer employees, for increases in the ordinary course of business consistent with past practice; provided, that nothing herein will be deemed to restrict or prohibit the payment of benefits as they become due and payable;

(g) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person (other than Subsidiaries of the Company), except in the ordinary course of business; or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of the Company), other than in the ordinary course of business and other than routine advances to employees;

(h) neither the Company nor any of its Subsidiaries shall materially change any of the accounting methods or practices used by it unless required by GAAP or applicable law;

(i) neither the Company nor any of its Subsidiaries will adopt any plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries will settle or compromise any material claim (including arbitration) or material litigation; and

(k) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

Section 4.2 Access to Information. From the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours, and with reasonable advance notice to the Company’s general counsel, to its properties, books and records. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be held in accordance with the terms of the confidentiality agreement, dated as of March 13, 2006, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing, the Company shall not be required to provide any information which (i) it reasonably believes it may not provide to Parent by reason of applicable Law, (ii) which constitutes information protected by attorney/client privilege, or (iii) which the Company or any Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties entered into prior to the date hereof, provided, however, that if the Company fails to provide any information pursuant to this sentence, it shall (x) notify Parent that it is declining to provide information in reliance hereon, (y) identify the clause on which it relies in declining to provide such information and (z) describe the subject of the information that is not being provided as extensively as is consistent with its reason hereunder for nondisclosure.

Section 4.3 Employee Benefits.

(a) Parent and Merger Sub agree that, following the Effective Time, until the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide each person who, immediately prior to the Effective Time, was an employee of the Company or its Subsidiaries (an “Employee”) and whose employment is terminated during the first twelve months following the Effective Time with severance payments and severance benefits no less favorable than those available to such Employee immediately prior to the date hereof. Parent and Merger Sub further agree that, following the Effective Time, until the first anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall provide each Employee who remains employed by the Surviving Corporation or one of its Subsidiaries with base salary and benefits (other than bonus plans) that are no less favorable in the aggregate than those provided to such Employee immediately prior to the date hereof, and shall permit each such Employee who currently participates in the Executive Incentive Plan to participate in a performance bonus plan with a target percentage of base salary equal to such Employee’s current target percentage of base salary under the Executive Incentive Plan. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its Subsidiaries shall not provide any form of equity-based compensation to any such Employees, nor shall such form of equity-based compensation be provided by Parent or any Affiliate of Parent.

(b) Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries, to, give each Employee who remains employed by the Surviving Corporation or one of its Subsidiaries following the Effective Time full credit for such Employee’s service with the Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under defined benefit plans, under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent or Merger Sub or the Surviving Corporation and its Subsidiaries in which such Employee participates, to the same extent recognized by the Company under a corresponding benefit plan immediately prior to the date hereof; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c) Following the Effective Time, Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries to, make reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Employees who remain employed by the Surviving Corporation or any of its Subsidiaries and their eligible dependents under any plan of Parent or Merger Sub or the Surviving Corporation and its Subsidiaries that provides health benefits in which such Employees may be eligible to participate following the Effective Time other than any limitations that were in effect with respect to such Employees as of the date hereof or at any time prior to the Effective Time under the analogous Company benefit plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by any such Employees and their eligible dependents under the health plans in which they participated immediately prior to the date hereof during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or Merger Sub or the Surviving Corporation and its Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to any such Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the Effective Time.

(d) Pursuant to the terms of the Company’s Executive Incentive Plan (the “Executive Incentive Plan”), following the Effective Time on the Closing Date, the Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries to, upon receipt of a general release from the applicable Employee waiving all claims under the Executive Incentive Plan and all Company Equity Plans in a form reasonably acceptable to the Company and Parent, pay each Employee who is a participant in the Executive Incentive Plan a cash payment in accordance with the Executive Incentive Plan in respect of any outstanding Cash Based Awards, any outstanding Performance Shares, and any outstanding Performance Units (an “Award”) held by such Employee equal to product of (A) in the case of a Performance Share, the Change of Control Value (as defined in the Executive Incentive Plan), (B) in the case of a Performance Unit, the value of the Performance Unit specified in the applicable agreement governing such Award (the “Award Agreement”), or (C) in the case of a Cash-Based Award, the value of the Cash-Based Award or the value of the Performance Unit specified in the Award Agreement as applicable, multiplied successively by each of the following: (1) the greater of such Employee’s (x) target percentage, if any, specified in Award Agreement or (y) the maximum percentage, if any, that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the Closing Date would continue until the end of the applicable performance period and (2) a fraction, the numerator of which is the number of whole and partial months that have elapsed between the beginning of the applicable performance period and the Closing Date and the denominator of which is the number of whole and partial months in the performance period.

(e) Notwithstanding the foregoing, the provisions of Sections 4.3(a)-(d) shall not apply with respect to any Employee whose employment is governed by any collective bargaining agreement in effect as of the Closing Date.

(f) No provision of this Section 4.3 shall be construed (i) to create a right of any Employee to continued employment by the Surviving Corporation or any of its Subsidiaries following the Effective Time, or (ii) (without limiting the generality of Section 7.6) to create a right in any Employee or beneficiary of any Employee under any benefit plan of the Surviving Corporation or any of its Subsidiaries or Affiliates.

Section 4.4 No Solicitation.

(a) Except as otherwise set forth herein, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company agrees that it and its Subsidiaries will not, and it will not authorize any of its officers, directors, employees and investment bankers, attorneys, consultants or other agents retained by the Company or any of its Subsidiaries (each, a “Representative”) to, and it will instruct all Representatives of the Company and its Subsidiaries not to,

directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third Person relating to an Acquisition Proposal, (iii) afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made, or to the Company’s Knowledge, is considering making, any Acquisition Proposal, or (iv) enter into any letter of intent or agreement in principle or any agreement or understanding providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 4.4(b)) or (v) propose publicly or agree to any of the foregoing relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the preceding sentence by a Representative of the Company or any of its Subsidiaries (including as a result of a failure to follow the instructions referred to above) shall be deemed a breach of this Section 4.4(a) by the Company.

(b) Notwithstanding Section 4.4(a), if (i) the Company receives an unsolicited Acquisition Proposal that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be reasonably expected to lead to a Superior Proposal (after consulting with its outside legal and financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 4.4(b)(ii) if such revisions are made during the 2 business day notice period referred to in Section 4.4(b)(ii), and (ii) the Company is not then in breach of this Section 4.4, the Company may, subject to its providing 2 business days’ prior written notice to Parent of the material terms and conditions of such Acquisition Proposal: (x) furnish information to the Person making such Acquisition Proposal pursuant to an executed confidentiality agreement on terms no less restrictive to the Person making the Acquisition Proposal than the terms of the Confidentiality Agreement, provided such information is concurrently furnished to Parent in the same form provided to such Person; and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal. The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal or request and set forth the material terms thereof) of any Acquisition Proposal or any request for confidential information relating to the Company or any of its Subsidiaries by any Person that has made, or to the Company’s Knowledge intends to make, an Acquisition Proposal, and shall keep Parent fully informed in all material respects of any Superior Proposal, including the status of such Superior Proposal and any material changes (or proposed material changes) to the terms thereof. The Company and its Subsidiaries will, and the Company will cause the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Acquisition Proposal.

(c) Nothing in this Agreement shall prohibit or restrict the Board of Directors, at any time prior to the receipt of the Company Shareholder Approval, from withdrawing, modifying or qualifying the Company Board Recommendation (a “Change of Recommendation”), if (i) the Board of Directors shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) the Company provides Parent written notice of its intention to effect a Change of Recommendation 2 business days prior to effecting a Change of Recommendation.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any such other disclosures that are required by applicable Law, provided that the Company shall not make any disclosure or take any action that represents a Change of Recommendation other than in compliance with Section 4.4(c); provided, that the Company shall not be required to comply with Section 4.4(c)(ii) if (i) upon the advice of the Company’s outside legal counsel, such Change of Recommendation is required by applicable Law to be disclosed sooner than 2 business days prior to effecting a Change of Recommendation, and (ii) the Company provides as much advance written and oral notice as possible to Parent considering such requirements of applicable Law, it being agreed that the Company shall always notify Parent orally and in writing in advance of effecting a Change of Recommendation in order to comply with this proviso.

(e) For the purposes of this Section 4.4,

(i) “Acquisition Proposal” means any bona fide proposal, whether in writing or otherwise, made by a third Person (other than Parent or any of its Subsidiaries) for (i) a merger, reorganization, consolidation or other business combination involving the Company, (ii) the acquisition by any Person of 20% or more of the assets of the Company and its Subsidiaries, taken together as a whole, or (iii) the acquisition by any Person of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, such proposal shall be for or in respect of at least a majority of the outstanding Shares or all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole), (A) that is on terms which the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, to be more favorable to the Company and its stockholders than the Merger, (B) for which financing, to the extent required, in the good faith reasonable judgment of the Board of Directors, is reasonably capable of being obtained by such Person and (C) the conditions to consummation of which are, in the good faith reasonable judgment of the Board of Directors, reasonably capable of being satisfied.

Section 4.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Subsidiaries or Affiliates shall issue or cause the publication of any press release or make any public statement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by Law or by any listing agreement with the New York Stock Exchange.

Section 4.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the consummation of the Merger, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the “Indemnified Party”) of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, amounts paid in settlement, any such settlement to be with the approval of the indemnifying party (which approval shall not be unreasonably withheld), and fines in connection with any actual or threatened action, suit, claim, proceeding or investigation whether civil, criminal, administrative, or investigative, (each a “Claim”) to the extent that any such Claim is based on, arises out of, or pertains to (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the DGCL or the Company’s certificate of incorporation, by-laws or other indemnification agreements in effect as of the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Any Indemnified Party wishing to claim indemnification under this Section 4.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 4.6, except to the extent such failure materially prejudices such party), and shall deliver to Merger Sub and the Surviving

Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event any Indemnified Party brings any action against Parent or the Surviving Corporation to enforce rights or to collect monies due under this Section 4.6, the prevailing party in such action shall be entitled to recover its costs, including reasonable attorneys’ fees and costs.

(b) Parent and the Company agree that all rights to indemnification and all limitations or liability existing in favor of any Indemnified Party as provided in the Company’s certificate of incorporation and by-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, that, in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL, the Company’s certificate of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent and; provided, further, that nothing in this Section 4.6 shall impair any rights of any present or former directors or officers of the Company.

(c) In the event Parent or Merger Sub or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 4.6, proper provision shall be made so that the successors and assigns of Parent or Merger Sub, as applicable, assume the obligations set forth in this Section 4.6 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

(d) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Date; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further, that notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to pay in any one year aggregate premiums for D&O Insurance under this Section 4.6 in excess of 200% of the aggregate premiums paid by the Company in fiscal 2005 for such purposes. In the event that, in any one year, the aggregate premiums for D&O Insurance exceed 200% of the aggregate premiums paid by the Company in fiscal 2005 for such purposes, Parent or the Surviving Corporation shall purchase the highest level of D&O Insurance coverage available for 200% of the aggregate premiums paid by the Company in fiscal 2005.

(e) This Section 4.6 will survive the consummation of the Merger and shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by all Indemnified Parties.

Section 4.7 Stockholder Meeting; Proxy.

(a) The Company will, in accordance with applicable Law and its certificate of incorporation and bylaws:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering the adoption and approval of this Agreement and the Merger (the “Company Stockholder Approval”) as soon as practicable following the date hereof; and

(ii) prepare and file with the SEC, as soon as reasonably practicable (but in no event later than 15 days after the date hereof), a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable.

(b) Subject to Section 4.4(c), the Company will, through the Board of Directors, recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger (the “Company Board Recommendation”) and include such recommendation in the Proxy Statement.

(c) Parent agrees that it will provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement.

Section 4.8 Approvals and Consents; Cooperation; Notification.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, Foreign Antitrust Laws, the Exchange Act and other applicable Governmental Entity with respect to the Merger; and (ii) use its reasonable efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub will (A) as promptly as practicable (and in any event within 10 days of the date hereof with respect to the HSR Act and within 20 days of the date hereof with respect to the EC Merger Regulation (or any similar laws of any EC member states, as applicable)) file (1) any Notification and Report Forms and related material that it may be required to file with the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) under the HSR Act and (2) any forms, registrations, notices, filings and documents of any other applicable Governmental Entity, to the extent required by applicable Law, (B) promptly provide all information requested by the FTC, DOJ or any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, and (C) shall use its reasonable efforts to promptly take, and cause its Affiliates to promptly take all actions and steps necessary to obtain any clearance or approval required to be obtained from the FTC, DOJ, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each party hereto shall (i) give the other parties prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding (as defined below) by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, action, claim, suit, action or legal, governmental, administrative, arbitration or other alternative dispute resolution proceeding or investigation (collectively, “Legal Proceedings”), and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Entity regarding the Merger or Parent’s ownership or operation of the Company or its business following the consummation of the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or Legal Proceeding.

(c) Notwithstanding subsections (a) and (b) of this Section 4.8 or any other provision of this Agreement (including Section 4.9) to the contrary, in no event shall Parent or Merger Sub or any of their Affiliates be required to agree to (i) any prohibition of or limitation on the ownership or operation by Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets or (iii) any limitation on the ability of Parent, Merger Sub, the Company or any of their respective Subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Company Common Stock and any capital stock of any Subsidiary of the Company, or (iv) any other limitation on Parent’s, Merger Sub’s, the Company’s or any of their respective Subsidiaries’ or Affiliates’ ability to effectively control their respective businesses or operations (any such requirement under clauses (i)-(iv), an “Antitrust Order”), except, in the case of clauses (i), (ii) and (iv) of this Section 4.8(c), for a disposition of, or limitation on the ownership, operation or control of, any stand-alone facility or stand-alone operation of the Company or any of its Subsidiaries that accounts for less than 5% of the annual net sales of the Company for 2005.

(d) Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the Merger not to be satisfied. The Company will as promptly as reasonably practicable notify Parent of (A) the occurrence of any Company Material Adverse Effect, (B) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transaction contemplated by this Agreement, and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub will as promptly as is reasonably practicable notify the Company of (A) the occurrence of any Parent Material Adverse Effect, (B) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transaction contemplated by this Agreement, and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the provision of notice pursuant to this Section 4.8(d) shall not affect the representations or warranties of any party or the conditions or obligations of any party hereunder.

Section 4.9 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement including, without limitation, provisions expressly acknowledging and permitting the Board to act consistently with its fiduciary duties, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 4.10 Merger Sub. Parent will take all action necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and in accordance with the DGCL as promptly as is reasonably practicable following the execution of this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub will not conduct any business or make any investments other than as expressly contemplated by this Agreement.

ARTICLE V

CONDITIONS

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger will be subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent and the Company, at or prior to the Effective Time of the following conditions:

(a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Company’s certificate of incorporation;

(b) no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, each party will use its reasonable efforts to prevent such entry; and

(c) (i) the waiting period under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) all other governmental antitrust and/or competition consents, orders, approvals and waiting periods which are required or deemed necessary by Parent in its good faith reasonable judgment (including, without limitation, in order to avoid any Antitrust Orders which are reasonably foreseeable at the time all other closing conditions have been satisfied) for or in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the Effective Time.

Section 5.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction, or, to the extent permitted by Law, waiver by the Company, of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by a “Material Adverse Effect” qualification shall be true in all respects as so qualified when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by a “Material Adverse Effect” qualification shall be true in all respects when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failures to be so true and correct which would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

Section 5.3 Condition to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent and Merger Sub, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement that are qualified by a “Material Adverse Effect” qualification shall be true in all respects as so qualified when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), and (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by a “Material Adverse Effect” qualification shall be true in all respects when made and at and as of the Effective

Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failures to be so true and correct which would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) by the mutual written consent of Parent and the Company;

(b) by either of the Company, on the one hand, or Parent and Merger Sub, on the other hand:

(i) if the Effective Time should not have occurred on or prior to September 30, 2006 (the “Termination Date”); provided, however, that if the condition to Closing set forth in Section 5.1(c)(ii) shall not have been satisfied or waived prior to such date, the Termination Date shall automatically be extended until October 31, 2006 (in such event, such later date being hereinafter referred to as the Termination Date); provided, further, that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any party whose willful breach of any representation or warranty in this Agreement, or whose other action or failure to act, has been the cause of, or resulted in, the failure of the Company or Merger Sub to consummate the Merger on or before the Termination Date;

(ii) if any Governmental Entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action Parent and Merger Sub hereto will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); or

(iii) if the Special Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted and the Company Stockholder Approval has not been obtained;

(c) by the Company, if, prior to obtaining the Company Stockholder Approval, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, that for the termination to be effective under this subsection, the Company shall have paid the Termination Fee in accordance with Section 6.3 of this Agreement;

(d) by Parent and Merger Sub, if prior to the Company Stockholder Approval, (i) the Board of Directors shall have effected a Change of Recommendation in a manner adverse to Parent or shall have recommended another Acquisition Proposal or (ii) the Special Meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated hereby and which will not, in any event, exceed 20 days) as required by Section 4.7 within 10 business days after written notice of the failure to comply with Section 4.7 shall have been received by the Company from Parent;

(e) by the Company, (i) if Parent or Merger Sub shall have breached any of their representations, warranties, covenants or agreements set forth in this Agreement or (ii) if any of Parent’s or Merger Sub’s representations or warranties shall have become untrue, which, in the case of either clause (i) or (ii), would result in the failure of the conditions set forth in Section 5.2(a) and Section 5.2(b); provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by Parent; or

(f) by Parent, (i) if the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement or (ii) if any of the Company’s representations or warranties shall have become untrue, which, in the case of either clause (i) or (ii), would result in the failure of the conditions set forth in Section 5.3(a) and Section 5.3(b); provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 30 days after written notice thereof shall have been received by the Company.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall become null and void and of no force and effect, and there will be no liability on the part of Parent, Merger Sub or the Company (or their respective directors, officers, employees, stockholders, representatives, agents or advisors) to the other parties hereto, except for any liability arising out of a willful breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity. Notwithstanding the foregoing, the provisions of Section 6.2, Section 6.3, Article VII and the confidentiality obligations of Section 4.2 shall survive any termination hereof.

Section 6.3 Termination Fee.

(a) Notwithstanding any provision in this Agreement to the contrary, in the event that (i) this Agreement is terminated by the Company pursuant to Section 6.1(c), (ii) this Agreement is terminated by Parent pursuant to Section 6.1(d)(i), (iii) this Agreement is terminated by Parent pursuant to Section 6.1(d)(ii) and within one year of termination of this Agreement, the Company consummates an Acquisition Proposal, or (iv) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii) and such Acquisition Proposal (whether or not modified after it was first made) is consummated within 1 year of such termination, then the Company shall pay to Parent, (x) in the case of clauses (i) or (ii) of this Section 6.3(a), upon the date of termination, or (y) in the case of clauses (iii) or (iv) of this Section 6.3(a), upon such consummation, a fee of $22,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b) Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee pursuant to Section 6.3(a) shall be the exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries or any of their respective Representatives for any loss suffered as a result of a termination of this Agreement as provided for in this Section 6.3, and upon payment of the Termination Fee in accordance with this Section 6.3 neither the Company, its Subsidiaries, nor any of their respective Representatives, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except as provided in Section 6.2).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Company’s stockholders, no such amendment, modification or supplement will reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders; provided, further, however, that after any adoption of this Agreement by the Company’s stockholders, no amendment will be made which by law requires further approval of the Company’s stockholders without the further approval of such stockholders

Section 7.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered in connection with any of the transactions contemplated by this Agreement, will survive the Effective Time. This Section 7.2 will not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time

Section 7.3 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery), such as Federal Express, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Parent or Merger Sub, to:

Berkshire Hathaway Inc.

1440 Kiewit Plaza

Omaha, Nebraska 68131

Telephone:         (402) 346-1400

Telecopy:           (402) 346-3375

Attention:           Marc D. Hamburg,

Vice President and Chief Financial Officer

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071-1560

Telephone:         (213) 683-9100

Telecopy:           (213) 687-3702

Attention:           Robert Denham

           Mary Ann Todd

(b) if to the Company, to:

Russell Corporation

3330 Cumberland Blvd, Suite 800

Atlanta, Georgia 30339

Telephone:         (678) 742-8000

Telecopy:           (678) 742-8514

Attention:           Floyd G. Hoffman

Senior Vice President, Corporate Development,

General Counsel and Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

Telephone:         (212) 735-3000

Telecopy:           (212) 735-2000

Attention:           Nancy A. Lieberman

  Allison R. Schneirov

Section 7.4 Other Defined Terms; Interpretation.

(a) For the purposes of this Agreement,

(i) “Entity” means any corporation (including any non-profit corporation) general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity);

(ii) “Knowledge” means with respect to the Company and Parent, the actual knowledge of any executive officer of the Company or Parent, as the case may be; and

(iii) “Person” means any individual or Entity.

(b) The definitions contained herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Annexes will be deemed to be references to Articles and Sections of, and Exhibits and Annexes to, this Agreement unless the context otherwise requires. All Exhibits and Annexes attached hereto will be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Annex will have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as from time to time amended, modified or supplemented. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time in accordance with Section 1.7, (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 4.6 (which is intended for the benefit of the Company’s former and current officers, directors, employees and other indemnitees, all of whom shall be third party beneficiaries of this provision), are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 7.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and irrevocably and unconditionally consents to service of process in any such action by notice in accordance with Section 7.3.

Section 7.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

Section 7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (other than its obligations under Section 1.8(a) hereof) to (a) Fruit of the Loom, Inc. (“Fruit”) or (b) to any other direct or indirect wholly owned Subsidiary of Parent; provided, that, in such case, Parent will cause Fruit to guarantee the performance by any such direct or indirect wholly owned Subsidiary of Parent’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 7.11 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

Section 7.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and will be given no substantive or interpretative effect whatsoever.

Section 7.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15 Obligation of Parent. Parent will cause Merger Sub to duly perform, satisfy and discharge on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement. Parent agrees to unconditionally guarantee the obligations of Merger Sub pursuant to or arising out of this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above

RUSSELL CORPORATION

By:	/s/ FLOYD G. HOFFMAN
Name: Title:	Floyd G. Hoffman Senior Vice President, Corporate Development, General Counsel and Secretary

BERKSHIRE HATHAWAY INC.

By:	/s/ MARC D. HAMBURG
Name: Title:	Marc D. Hamburg Vice President and Chief Financial Officer

F SUBSIDIARY, INC.

By:	/s/ MARC D. HAMBURG
Name: Title:	Marc D. Hamburg President

ANNEX B

PERSONAL AND CONFIDENTIAL

April 17, 2006

Board of Directors

Russell Corporation

3330 Cumberland Blvd

Suite 800

Atlanta, GA 30339

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Russell Corporation (the “Company”) of the $18.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 17, 2006 (the “Agreement”), among Berkshire Hathaway Inc. (“Berkshire Hathaway”), F Subsidiary, Inc., an indirect wholly owned subsidiary of Berkshire Hathaway, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided, and are currently providing, certain investment banking services to the Company. We have provided certain investment banking services to Berkshire Hathaway from time to time, including having acted as sole manager with respect to a public offering of Berkshire Hathaway’s 3.375% Investment Grade Notes due 2008 (aggregate principal amount $1,500,000,000) in September 2003; lead manager with respect to a public offering of Berkshire Hathaway’s 4.20% Investment Grade Senior Notes due 2010 (aggregate principal amount $500,000,000) in December 2003; lead manager with respect to a public offering of Berkshire Hathaway’s 3.375% Investment Grade Notes due October 2008 (aggregate principal amount $500,000,000) in March 2004; lead manager with respect to a public offering of Berkshire Hathaway’s 3.40% Investment Grade Notes due July 2007 (aggregate principal amount $650,000,000) in July 2004; sole manager with respect to a public offering of Berkshire Hathaway’s 3.40% Investment Grade Notes due July 2007 (aggregate principal amount $450,000,000) in September 2004; sole manager with respect to a public offering of Berkshire Hathaway’s FRN Investment Grade Bonds due January 2008 (aggregate principal amount $3,200,000,000) in January 2005; financial advisor to Berkshire Hathaway in connection with its purchase of certain loan portfolios of JP Morgan Chase & Co. in January 2005; sole manager with respect to a public offering of Berkshire Hathaway’s FRN Investment Grade Notes due January 2010 (aggregate principal amount $2,500,000,000) in January 2005; and sole manager with respect to a public offering of Berkshire Hathaway’s FRN Investment Grade Notes due May 2008 (aggregate principal amount $1,500,000,000) in May 2005. We also may provide investment banking services to the Company and Berkshire Hathaway in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Berkshire

B-1

Board of Directors

Russell Corporation

April 17, 2006

Page Two

Hathaway and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Berkshire Hathaway for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain research analyst estimates of the future financial performance of the Company; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company and its board of directors regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including the significant risks and uncertainties with respect to the achievability of the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the activewear, branded apparel, footwear and sporting goods industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $18.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Russell Corporation common stock for the upcoming Special Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone**—Call toll-free from the U.S. or Canada at **1-866-825-8309,** on a touch-tone telephone. If outside the U.S. or Canada, call **1-215-521-1349.** Please follow the simple instructions provided.

2. **Vote on the Internet**—Please access **https://www.proxyvotenow.com/rml,** and follow the simple instructions provided. Please note, you must type an "s" after http.

You may vote by telephone or on the Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3. **Vote by Mail**—If you do not wish to vote by telephone or on the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Russell Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE ▼

[X] Please mark your vote as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL LISTED BELOW.

1. APPROVAL OF MERGER AGREEMENT—The proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2006, by and between Russell Corporation, a Delaware corporation, Berkshire Hathaway Inc., a Delaware Corporation, and F Subsidiary, Inc., a Delaware Corporation and indirect wholly owned subsidiary of Berkshire Hathaway Inc., and approve the merger provided by the merger agreement, pursuant to which (i) F Subsidiary, Inc. will merger with and into Russell Corporation, after which Russell Corporation will become an indirect wholly owned subsidiary of Berkshire Hathaway Inc. and (ii) each outstanding share of Russell Corporation common stock as of the date of the merger will be converted into the right to receive $18.00 in cash, without interest and less any applicable withholding tax.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Date: ______________________________, 2006

____
Signature(s) of Stockholder

____
Signature(s) of Stockholder

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. IF SHARES ARE HELD JOINTLY, EACH STOCKHOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD SIGN. IF THE STOCKHOLDER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME AND INDICATE TITLE OF AUTHORIZED OFFICER WHO SIGNS.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED POSTAGE-PAID ENVELOPE.